    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2000



                                            REGISTRATION STATEMENT NO. 333-48688

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ART TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                     04-3141918
              (State or other jurisdiction of                             (I.R.S. Employer Identification No.)
               incorporation or organization)

                            ------------------------

                                25 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02141
                                 (617) 386-1000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                   JEET SINGH
                            CHIEF EXECUTIVE OFFICER
                           ART TECHNOLOGY GROUP, INC.
                                25 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02141
                                 (617) 386-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         DAVID A. WESTENBERG, ESQ.                      WILLIAM R. KOLB, ESQ.
           MARK L. JOHNSON, ESQ.                        JOHN D. HANCOCK, ESQ.
             HALE AND DORR LLP                         FOLEY, HOAG & ELIOT LLP
              60 State Street                          One Post Office Square
        Boston, Massachusetts 02109                  Boston, Massachusetts 02109
         Telephone: (617) 526-6000                    Telephone: (617) 832-1000
            Fax: (617) 526-5000                          Fax: (617) 832-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,725,000 Shares

                                     [LOGO]

                           Art Technology Group, Inc.

                                  Common Stock

                                  -----------

    We are selling 4,000,000 shares of common stock and the selling stockholders are selling 725,000 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.


    Our common stock is listed on The Nasdaq National Market under the symbol "ARTG." The last reported sale price on November 3, 2000, was $69.00 per share.



    The underwriters have an option to purchase from us a maximum of 708,750 additional shares to cover over-allotments of shares.


    Investing in our common stock involves risks. See "Risk Factors" on page 4.

                                                               Underwriting          Proceeds to          Proceeds to
                                            Price to           Discounts and       Art Technology           Selling
                                             Public             Commissions             Group            Stockholders
                                       -------------------  -------------------  -------------------  -------------------
Per Share............................           $                    $                    $                    $
Total................................           $                    $                    $                    $

    Delivery of the shares of common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Credit Suisse First Boston                                Goldman, Sachs & Co.

Chase H&Q                                             U.S. Bancorp Piper Jaffray

              The date of this prospectus is              , 2000.

                                 --------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      1
RISK FACTORS..........................      4
SPECIAL NOTE REGARDING FORWARD-
  LOOKING INFORMATION.................     13
USE OF PROCEEDS.......................     14
PRICE RANGE OF COMMON STOCK...........     14
DIVIDEND POLICY.......................     14
CAPITALIZATION........................     15
DILUTION..............................     16
SELECTED CONSOLIDATED FINANCIAL
  DATA................................     17
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     18



                                          PAGE
                                        --------
BUSINESS..............................     29
MANAGEMENT............................     46
PRINCIPAL AND SELLING STOCKHOLDERS....     48
UNDERWRITING..........................     49
NOTICE TO CANADIAN RESIDENTS..........     52
LEGAL MATTERS.........................     53
EXPERTS...............................     53
WHERE YOU CAN FIND MORE INFORMATION...     54
INFORMATION WE ARE INCORPORATING BY
  REFERENCE...........................     54
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................    F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE INVESTING IN OUR COMMON STOCK.

                              ART TECHNOLOGY GROUP

    We offer an integrated suite of Internet customer relationship management and electronic commerce software applications, as well as related application development, integration and support services. Our solution enables businesses to understand, manage and build online customer relationships and to market, sell and support products and services over the Internet more effectively. Our Dynamo product suite is designed to provide businesses with the core application platform and software tools required to develop and deploy personalized, reliable, large-scale Web sites for conducting electronic commerce across multiple channels, including Web browsers and wireless devices.


    We have delivered e-business solutions to more than 530 companies worldwide. We target Global 2000 companies, as well as leading companies using the Internet as a primary business channel. Our customers include BellSouth, BMG Direct, Eastman Kodak, Hilton Hotels, Kingfisher, Informix, J.Crew, John Hancock
Funds, Inc., Network Solutions, Newbridge Networks, Scudder Kemper Investments, Sun Microsystems and TheStreet.com. We sell our products through our direct sales force, as well as through arrangements with systems integrators, original equipment manufacturers and other technology partners. We currently have more than 230 system integrators and technology partners, including Adobe Systems, Cap Gemini Ernst & Young, CSC, Deloitte Consulting, Documentum, E.piphany, E-Tree, Fort Point Partners, Interwoven, PricewaterhouseCoopers and Sun Microsystems.



    Our solution provides a comprehensive application suite and complementary professional services capabilities. In September 2000, we began shipping the Dynamo 5 e-Business Platform, our J2EE-compliant integrated application suite which includes our new Dynamo Scenario Server and an enhanced Dynamo Commerce Server. Our Dynamo application suite now includes:


    - Dynamo Application Server--provides an open and expandable platform for the development and deployment of high-performance, dynamic applications, including Internet customer relationship management and e-commerce applications;

    - Dynamo Personalization Server--allows businesses to manage customer profiling and dynamic content targeting in order to ensure that the right content reaches the right users at the right time;


    - Dynamo Scenario Server--provides a platform for defining, delivering and analyzing e-business scenarios, which are planned sequences of interactions with a specific customer or customer segment enabling businesses to manage long-term customer relationships dynamically across multiple channels; and


    - Dynamo Commerce Server--provides a complete storefront solution for business-to-consumer and business-to-business e-commerce, enabling businesses to create personalized shopping and purchasing experiences within a complete online selling environment.

    Our principal executive office is located at 25 First Street, Cambridge, Massachusetts 02141, and our telephone number is (617) 386-1000. Our Web site is located at WWW.ATG.COM. The information contained in our Web site is not a part of this prospectus. We were incorporated in Massachusetts in December 1991 and reincorporated in Delaware in October 1997.

    ATG and DYNAMO are our registered trademarks and ART TECHNOLOGY GROUP, DYNAMO PERSONALIZATION SERVER, DYNAMO SCENARIO SERVER and the ATG logo are our trademarks. J2EE, JAVA and JAVABEANS are trademarks of Sun Microsystems. This prospectus also contains trademarks and tradenames of other companies.


                                  THE OFFERING


Common stock offered by Art Technology Group................      4,000,000 shares

Common stock offered by the selling stockholders............      725,000 shares

Common stock to be outstanding after this offering..........      71,852,081 shares

Use of proceeds.............................................      Working capital and other general
                                                                  corporate purposes, including possible
                                                                  acquisitions

Nasdaq National Market symbol...............................      ARTG



    The number of shares of our common stock that will be outstanding after this offering is based on shares outstanding at October 30, 2000, after giving effect to the exercise by selling stockholders of options to purchase 112,125 shares of common stock to be sold in this offering. This number excludes:



    - 9,467,996 shares issuable upon the exercise of outstanding options (excluding options to purchase 112,125 shares of common stock that will be exercised by selling stockholders in connection with this offering) at a weighted-average exercise price of $35.50 per share; and



    - 5,802,702 additional shares reserved for issuance under our stock plans.

                                 -------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:

    - REFLECTS OUR TWO-FOR-ONE STOCK SPLIT EFFECTED AS A COMMON STOCK DIVIDEND IN MARCH 2000; AND

    - ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OPTION TO PURCHASE ADDITIONAL SHARES IN THIS OFFERING.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following tables summarize the consolidated financial data of our business. Additional information regarding basic and diluted net income (loss) per share is provided in note 1(f) to the consolidated financial statements included elsewhere in this prospectus. The as adjusted balance sheet data reflect (a) our receipt of net proceeds from the sale of 4,000,000 shares of common stock offered by us at an assumed public offering price of $69.00, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (b) exercises by selling stockholders of options to purchase 112,125 shares of common stock to be sold in this offering.



                                                                                                                 NINE MONTHS
                                                                                                                    ENDED
                                                                    YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                      ----------------------------------------------------   -------------------
                                                        1995       1996       1997       1998       1999       1999       2000
                                                      --------   --------   --------   --------   --------   --------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues......................................  $   798    $ 3,902    $ 6,458    $12,137    $32,077    $18,793    $100,511
Gross profit........................................      204      1,917      3,261      7,087     13,685     12,124      76,057
Income (loss) from operations.......................     (430)    (1,412)    (4,105)    (2,740)   (15,029)    (4,216)      2,272
Net income (loss)...................................     (467)    (1,442)    (4,228)    (2,851)   (13,132)    (3,665)      7,271
Net income (loss) available for common
  stockholders......................................     (469)    (1,648)    (4,442)    (4,445)   (17,527)    (8,050)      7,271
Net income (loss) per share:
  Basic.............................................  $ (0.03)   $ (0.09)   $ (0.25)   $ (0.25)   $ (0.45)   $ (0.27)   $   0.11
                                                      =======    =======    =======    =======    =======    =======    ========
  Diluted...........................................  $ (0.03)   $ (0.09)   $ (0.25)   $ (0.25)   $ (0.45)   $ (0.27)   $   0.10
                                                      =======    =======    =======    =======    =======    =======    ========
Weighted average common shares outstanding:
  Basic.............................................   16,262     17,698     17,744     17,934     38,777     30,354      67,055
                                                      =======    =======    =======    =======    =======    =======    ========
  Diluted...........................................   16,262     17,698     17,744     17,934     38,777     30,354      73,361
                                                      =======    =======    =======    =======    =======    =======    ========



                                                                SEPTEMBER 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 70,065    $334,186
Working capital.............................................   122,173     386,294
Total assets................................................   216,282     480,403
Long-term obligations, less current maturities..............     2,500       2,500
Total stockholders' equity..................................   163,034     427,155

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

WE DO NOT BELIEVE WE WILL BE ABLE TO SUSTAIN OUR CURRENT REVENUE GROWTH RATE, AND WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO SUSTAIN OR INCREASE PROFITABILITY ON A QUARTERLY OR ANNUAL BASIS.


    The second and third quarters of 2000 were our first profitable quarters since inception. We have incurred substantial costs to develop and enhance our technology and products, to recruit and train a marketing and sales group, and to establish an administrative organization. As of September 30, 2000, we had an accumulated deficit of $21.6 million. We anticipate that our operating expenses will increase as we continue to develop our technology, increase our sales and marketing activities, create and expand our distribution channels, expand our services capabilities and improve our operational and financial systems. Although our revenues have grown significantly in recent quarters, they have grown from a relatively small base and, as a result, we do not believe that we will be able to sustain the growth rates we have achieved in recent quarters. Because we have a limited operating history, particularly as a company that sells software products, we have difficulty predicting our future operating results and we cannot be certain that our revenues will grow at a rate that will allow us to maintain profitability. In addition, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis.


WE EXPECT OUR REVENUES AND OPERATING RESULTS TO FLUCTUATE, AND THE PRICE OF OUR COMMON STOCK COULD FALL IF QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITIES ANALYSTS.

    Our revenues and operating results are likely to vary significantly from quarter to quarter. If our quarterly results fall below the expectations of securities analysts, the price of our common stock could fall. A number of factors are likely to cause variations in our operating results, including:

    - demand for our products and services;

    - the timing of sales of our products and services;

    - the timing of customer orders and product implementations;

    - unexpected delays in introducing new products and services;

    - increased expenses, whether related to sales and marketing, product development or administration;

    - changes in the rapidly evolving market for Internet customer relationship management solutions;

    - the mix of revenues derived from products and services;

    - timing of hiring and utilization of services personnel;

    - cost overruns related to fixed-price services projects;

    - the mix of domestic and international sales; and

    - costs related to possible acquisitions of technologies or businesses.

    Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. The results of one or a series of quarters should not be relied upon as an indication of our future performance.

    We plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve our operational and financial systems. If our revenues do not increase as quickly as these expenses, our operating results may suffer and our stock price may decline.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS.

    Our long sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which sales may occur. We have a long sales cycle because we generally need to educate potential customers regarding the use and benefits of our products and services. Our sales cycle varies depending on the size and type of customer contemplating a purchase and whether we have conducted business with a potential customer in the past. These potential customers frequently need to obtain approvals from multiple decision makers prior to making purchase decisions. Delays in sales could cause significant variability in our revenues and operating results for any particular period.

THE MARKET FOR INTERNET CUSTOMER RELATIONSHIP MANAGEMENT SOLUTIONS IS NEW AND RAPIDLY EVOLVING AND WE CANNOT BE CERTAIN THAT A VIABLE MARKET FOR OUR PRODUCTS WILL CONTINUE TO DEVELOP.

    The market for Internet customer relationship management solutions is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers and partners about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products is sustainable. Organizations that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems.

THE MARKET FOR INTERNET CUSTOMER RELATIONSHIP MANAGEMENT SOLUTIONS IS INTENSELY COMPETITIVE, AND WE EXPECT COMPETITION TO INTENSIFY IN THE FUTURE.

    The market for Internet customer relationship management solutions is intensely competitive and we expect competition to intensify in the future as revenues generated from Internet commerce increase. This level of competition could reduce our revenues and result in increased losses or reduced profits. Our primary competition currently comes from in-house development efforts by potential customers or partners, as well as from other vendors of Web-based application software. We currently compete with Internet application software vendors such as Blue Martini, BroadVision and Vignette. We also compete with platform application server products and vendors such as BEA Systems, IBM's Websphere products, Microsoft, and the Netscape/Sun Microsystems Alliance, among others. Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that they can use to gain market share. These competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can. Moreover, our current and potential competitors, such as Microsoft and the Netscape/Sun Microsystems Alliance, may bundle their products in a manner that may discourage users from purchasing our products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products and expand their markets. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

WE DEPEND ON OUR RELATIONSHIPS WITH SYSTEMS INTEGRATORS.

    Since our potential customers often rely on third-party systems integrators to develop, deploy and manage Web sites for conducting commerce on the Internet, we cultivate relationships with systems integrators in order to encourage them to support our products. If we do not adequately train a sufficient number of systems integrators or if systems integrators were to devote their efforts to integrating or co-selling different products, our revenues could be reduced and our operating results could be harmed.

WE WILL NEED TO IMPLEMENT AND IMPROVE OUR OPERATIONAL SYSTEMS AND HIRE ADDITIONAL SERVICE PROFESSIONALS ON A TIMELY BASIS IN ORDER TO MANAGE GROWTH.


    We have expanded our operations rapidly in recent years. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities and to support our growing customer base. The number of our employees increased from 324 on January 1, 2000 to 704 on September 30, 2000, and we are seeking to hire over 200 additional employees by December 31, 2000. Rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. We plan in particular to expand our professional services capabilities to support increased product license sales. However, we cannot be certain that we will be able to attract a sufficient number of highly qualified service personnel. In addition, new service personnel will require training and it will take time for them to become productive. If we fail to improve our operational systems or to expand our professional service capabilities in a timely manner, we could experience customer dissatisfaction, cost inefficiencies and lost revenue opportunities, which could harm our operating results.


COMPETITION WITH OUR RESELLER PARTNERS COULD LIMIT OUR SALES OPPORTUNITIES AND JEOPARDIZE THESE RELATIONSHIPS.

    We sell products through resellers and original equipment manufacturers. In some instances, we target our direct selling efforts toward markets that are also served by some of these partners. This competition may limit our ability to sell our products and services directly in these markets and may jeopardize, or result in the termination of, these relationships.

OUR BUSINESS MAY BE HARMED IF WE LOSE THE SERVICES OF EITHER JEET SINGH OR JOSEPH CHUNG, OUR CO-FOUNDERS, OR IF WE ARE UNABLE TO ATTRACT AND RETAIN OTHER KEY PERSONNEL.

    Our success depends largely on the skills, experience and performance of some key members of our management, particularly our co-founders Jeet Singh and Joseph Chung. If we lose one or more of our key employees, our business could be harmed. We have purchased, and are the beneficiaries of, insurance policies on the lives of Mr. Singh and Mr. Chung, each in the amount of $1,000,000. Proceeds under this insurance may not cover our losses. In addition, our future success will depend in large part on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face intense competition for qualified personnel. We may not be successful in attracting, assimilating and retaining qualified personnel in the future.

WE NEED TO EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND INCREASE OUR REVENUES.

    We must expand our direct and indirect sales operations to increase market awareness of our products and generate increased revenues. We may not be successful in these efforts. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. Newly hired employees will require training and it will take time for them to achieve full productivity.

We may be unable to hire enough qualified individuals in the future, and newly hired employees may not achieve necessary levels of productivity.

WE COULD INCUR SUBSTANTIAL COSTS PROTECTING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR DEFENDING AGAINST A CLAIM OF INFRINGEMENT.


    Our Innovation Solutions services often involve the development of custom software applications for specific customers. In some cases, customers retain ownership or impose restrictions on our ability to use the technologies developed from these projects. Issues relating to the ownership of software can be complicated, and disputes could arise that affect our ability to resell or reuse applications we develop for customers.


    We seek to protect the source code for our proprietary software both as a trade secret and as a copyrighted work. However, because we make the source code available to some customers, third parties may be more likely to misappropriate it. Our policy is to enter into confidentiality agreements with our employees, consultants, vendors and customers and to control access to our software, documentation and other proprietary information. Despite these precautions, it may be possible for someone to copy our software or other proprietary information without authorization or to develop similar software independently.


    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could incur substantial costs to prosecute or defend any intellectual property litigation. If we sue to enforce our rights, the litigation would be expensive, would divert management resources and may not prevent other parties from using our intellectual property without our permission. In February 2000, we settled a lawsuit filed by BroadVision, which alleged that we were infringing on a patent for a method of conducting e-commerce. As part of the settlement, we agreed to pay BroadVision a total of $15.0 million in license fees over a three-year period, of which $10.3 million had been paid as of October 30, 2000.


    In addition, we have agreed to indemnify customers against claims that our products infringe the intellectual property rights of third parties. The results of any intellectual property litigation to which we might become a party may force us to do one or more of the following:

    - cease selling or using products or services that incorporate the challenged intellectual property;

    - obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

    - redesign those products or services to avoid infringement.

IF WE FAIL TO ADAPT TO RAPID CHANGES IN THE MARKET FOR INTERNET CUSTOMER RELATIONSHIP MANAGEMENT SOFTWARE, OUR EXISTING PRODUCTS COULD BECOME OBSOLETE.

    The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. We may not be able to develop and market new products or product enhancements that comply with present or emerging Internet technology standards. New products based on new technologies or new industry standards could render our existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of customers. E-commerce technology is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing new or enhanced products could cause us to lose revenue opportunities and customers.

OUR BUSINESS MAY SUFFER IF WE FAIL TO ADDRESS THE CHALLENGES ASSOCIATED WITH
  INTERNATIONAL OPERATIONS.


    We have recently begun to invest significant financial and managerial resources to expand our sales and marketing operations in international markets. We currently maintain offices in Australia, Canada, England, France, Germany, Hong Kong, the Netherlands and Sweden. We derived 22% of our total revenues from customers outside North America for the nine months ended September 30, 2000. We anticipate that revenues from customers outside North America will account for an increased portion of our total revenues for the foreseeable future. To date, however, we have limited experience in international operations and may not be able to compete successfully in international markets. Our operations outside North America are subject to additional risks, including:


    - unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers;

    - longer payment cycles and problems in collecting accounts receivable;

    - political and economic instability;

    - difficulties in managing system integrators and technology partners;

    - difficulties in staffing and managing foreign subsidiary operations;

    - differing technology standards;


    - difficulties and delays in translating products and product documentation into foreign languages;



    - reduced protection for intellectual property rights in some of the countries in which we operate or plan to operate;



    - problems associated with the conversion of various European currencies into a single currency, the euro; and


    - potentially adverse tax consequences.

    The impact of future exchange rate fluctuations on our operating results cannot be accurately predicted. We may increase the extent to which we denominate arrangements with international customers in the currencies of the countries in which the software or services are provided. From time to time we may engage in hedges of a significant portion of contracts denominated in foreign currencies. Any hedging policies implemented by us may not be successful, and the cost of these hedging techniques may have a significant negative impact on our operating results.

WE USE THE JAVA PROGRAMMING LANGUAGE TO DEVELOP OUR PRODUCTS, AND OUR BUSINESS COULD BE HARMED IF JAVA LOSES MARKET ACCEPTANCE OR IF WE ARE NOT ABLE TO CONTINUE USING JAVA OR JAVA-RELATED TECHNOLOGIES.


    We write our software in the Java computer programming language developed by Sun Microsystems. While a number of companies have introduced Web applications based on Java, Java could fall out of favor, and support by Sun Microsystems or other companies could decline. Moreover, our new Dynamo 5 e-Business Platform is designed to support Sun's Java 2 Platform, Enterprise Edition, or J2EE, standards for developing modular Java programs that can be accessed over a network. We have licensed the J2EE brand and certification tests from Sun. There can be no assurance that these standards will be widely adopted, that we can continue to support J2EE standards established by Sun from time to time or that the J2EE brand will continue to be made available to us on commercially reasonable terms. If Java or J2EE support decreased or we could not continue to use Java or related Java technologies or to support J2EE standards, we might have to rewrite the source code for our entire product line to enable our products to run on other computer platforms. Also, changes to Java or J2EE standards or the loss of our license to the J2EE brand could require us to change our products and adversely affect the perception of our products by our customers. If we were unable to develop or implement appropriate modifications to our products on a timely basis, we could lose revenue opportunities and our business could be harmed.


OUR SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, DELAYED OR LIMITED MARKET ACCEPTANCE, OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

    Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We began shipping our new application suite, Dynamo 5 e-Business Platform, in September 2000. Despite internal testing and testing by customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues or a delay in market acceptance.

    Since our customers use our products for critical business applications such as e-commerce, errors, defects or other performance problems could result in damage to our customers. They could seek significant compensation from us for the losses they suffer. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, a product liability claim brought against us would likely be time-consuming and costly.


OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT SOMEONE FROM ACQUIRING OR MERGING WITH US ON TERMS FAVORED BY A MAJORITY OF OUR INDEPENDENT STOCKHOLDERS.



    On completion of this offering, our executive officers and directors will beneficially own approximately 19.4% of our common stock. As a result, these stockholders may be able to influence matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent someone from acquiring or merging with us.


WE WILL HAVE BROAD DISCRETION OVER THE USE OF OUR NET PROCEEDS FROM THIS
OFFERING.

    Our board of directors and management will have significant flexibility in applying our net proceeds from this offering. We do not have plans for the use of our proceeds from this offering other than for working capital and general corporate purposes. However, we could use some of our proceeds to acquire or invest in businesses that we believe offer products, services or technologies that complement ours.

IF WE ACQUIRE OTHER COMPANIES OR BUSINESSES, WE WILL BE SUBJECT TO RISKS THAT COULD HURT OUR BUSINESS.

    We acquired Petronio Technology Group in May 2000 for consideration of approximately $1.2 million and The Toronto Technology Group in July 2000 for consideration of approximately $12.0 million. In the future, we may pursue additional acquisitions to obtain complementary businesses, products, services or technologies. An acquisition may not produce the revenues, earnings or business synergies that we anticipated, and an acquired business, product, service or technology might not perform as we expected. If we pursue an acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we may encounter significant difficulties and incur substantial expenses in integrating the operations and personnel of the acquired company into our operations while preserving the goodwill of the acquired company. In particular, we may lose the services of key employees of the acquired company and we may make changes in management that impair the acquired company's relationships with employees and customers.

    Any of these outcomes could prevent us from realizing the anticipated benefits of our acquisitions. To pay for an acquisition, we might use stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use our stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity would be reduced. Finally, if we are unable to account for our acquisitions under the "pooling-of-interests" method of accounting, which may be eliminated, we may be required to capitalize a significant amount of intangibles, including goodwill, which may lead to significant amortization charges. In addition, we may incur significant, one-time write-offs and amortization charges. These amortization charges and write-offs could decrease our future earnings or increase our future losses.

RISKS RELATED TO THE INTERNET INDUSTRY

OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF E-COMMERCE.

    Our success will depend heavily on the acceptance and wide use of the Internet for e-commerce. If e-commerce does not continue to grow or grows more slowly than expected, demand for our products and services will be reduced. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, insufficient commercial support or privacy concerns. The Internet infrastructure may not be able to support the demands placed on it by increased usage. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols and complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF E-COMMERCE.

    As e-commerce evolves, federal, state and foreign agencies could adopt regulations covering issues such as user privacy, content and taxation of products and services. If enacted, government regulations could limit the market for our products and services or could impose burdensome requirements that render our business unprofitable. Although many regulations might not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a medium of communications and commerce.

THE INTERNET IS GENERATING PRIVACY CONCERNS THAT COULD RESULT IN LEGISLATION OR MARKET PERCEPTIONS THAT COULD HARM OUR BUSINESS OR RESULT IN REDUCED SALES OF OUR PRODUCTS, OR BOTH.

    Businesses use our Dynamo Personalization Server product to develop and maintain profiles to tailor the content to be provided to Web site visitors. When a visitor first arrives at a Web site, our software creates a profile for that visitor. If the visitor registers or logs in, the visitor's identity is added to the profile, preserving any profile information that was gathered up to that point. Dynamo Personalization Server tracks both explicit user profile data supplied by the user as well as implicit profile attributes derived from the user's behavior on the Web site. Privacy concerns may cause visitors to resist providing the personal data or avoid Web sites tracking the Web behavioral information necessary to support this profiling capability. More importantly, even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify

Web site users that the data captured after visiting Web sites may be used to direct product promotion and advertising to that user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our business, financial condition and operating results could be harmed.

    Our products use "cookies" to track demographic information and user preferences. A "cookie" is information keyed to a specific user that is stored on a computer's hard drive, typically without the user's knowledge. Cookies are generally removable by the user, although removal could affect the content available on a particular site. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators and governmental bodies in the United States and other countries have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed or if users begin to delete or refuse cookies as a common practice, demand for our personalization products could be reduced.

PROJECTIONS INCLUDED IN THIS PROSPECTUS RELATING TO THE GROWTH OF E-COMMERCE AND THE INTERNET ARE BASED ON ASSUMPTIONS THAT COULD TURN OUT TO BE INCORRECT AND ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT FROM THE PROJECTIONS.

    This prospectus contains various data and projections related to revenues generated by electronic commerce and the size of the worldwide Internet commerce application software market. These data and projections are inherently imprecise, and investors are cautioned not to place undue reliance on them. These data and projections have been included in studies prepared by International Data Corporation, an independent market research firm, and the projections are based on surveys, financial reports and models used by IDC to measure license revenues and associated maintenance fees derived from sales to e-commerce sites. These projections include assumptions regarding business and home use of the Internet, including assumptions as to growth in the percentage of Web users making online purchases, increases in the amount of time people spend using the Web, changing attitudes toward Web usage and purchasing, levels of business saturation for Web use and increases in the level of software spending by businesses, as well as various assumptions regarding the rate of growth of Web use in countries outside the United States. Actual results or circumstances may be materially different from the projections.

RISKS RELATED TO THE SECURITIES MARKETS

OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE.

    The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile. For example, the market price of our common stock has ranged from $5.13 per share to $126.88 per share since our initial public offering in July 1999. Fluctuations in market price and volume are particularly common among securities of Internet and software companies. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - variations in our quarterly operating results;

    - changes in market valuations of Internet and software companies;

    - our announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - our failure to complete significant sales;

    - additions or departures of our key personnel;

    - future sales of our common stock; or

    - changes in financial estimates by securities analysts.

WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

    Certain provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable, which could reduce the market price of our common stock. These provisions include:

    - authorizing the issuance of "blank check" preferred stock;

    - providing for a classified board of directors with staggered, three-year terms;

    - providing that directors may only be removed for cause by a two-thirds vote of stockholders;

    - limiting the persons who may call special meetings of stockholders prohibiting stockholder action by written consent; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

INVESTORS WILL EXPERIENCE IMMEDIATE DILUTION.


    The public offering price is substantially higher than the book value per share of the outstanding common stock immediately after this offering. At an assumed public offering price of $69.00 per share, investors in this offering will incur immediate dilution of approximately $63.23 in the tangible book value per share of the common stock, based on tangible book value as of September 30, 2000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of the 4,000,000 shares of common stock we are offering will be approximately $263.7 million (or approximately $310.5 million if the underwriters' over-allotment option is exercised in full), at an assumed public offering price of $69.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders.


    We intend to use our net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies. From time to time we engage in discussions with potential acquisition candidates. We have no current plans, commitments or agreements with respect to any acquisitions, however, and we may not make any acquisitions.

    We have not identified specific uses for our net proceeds from this offering and we will have discretion over their use and investment. Pending use of our proceeds, we intend to invest these proceeds in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has traded on The Nasdaq National Market under the symbol "ARTG" since our initial public offering on July 21, 1999. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low reported sale prices of our common stock for the periods indicated as reported by The Nasdaq National Market.


                                                               HIGH       LOW
                                                             --------   --------
1999
Third quarter (commencing July 21, 1999)...................  $ 19.06     $ 5.13
Fourth quarter.............................................    66.00      17.56

2000
First quarter..............................................   106.50      43.81
Second quarter.............................................   101.94      28.63
Third quarter..............................................   126.88      76.00
Fourth quarter (through November 3, 2000)..................    96.50      52.13



    The last reported sales price of our common stock on November 3, 2000 was $69.00.


                                DIVIDEND POLICY

    We currently intend to retain future earnings, if any, to finance our growth. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, restrictions in financing agreements and plans for expansion.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of September 30, 2000 on:


    - an actual basis; and


    - an as adjusted basis to reflect (a) our receipt of proceeds from the sale of 4,000,000 shares of common stock offered by us in this offering at an assumed public offering price of $69.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (b) exercises by selling stockholders of options to purchase 112,125 shares of common stock to be sold in this offering.


    The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes and other financial information appearing elsewhere or incorporated in this prospectus.


                                                           SEPTEMBER 30, 2000
                                                         ----------------------
                                                          ACTUAL    AS ADJUSTED
                                                         --------   -----------
                                                         (IN THOUSANDS, EXCEPT
                                                              SHARE DATA)
Long-term obligations, less current maturities.........  $  2,500     $  2,500
                                                         --------     --------
Stockholders' equity:
  Preferred stock, $.01 par value--
    Authorized--10,000,000 shares, actual and as
    adjusted Issued and outstanding--none, actual and
    as adjusted........................................        --           --
  Common stock, $.01 par value--
    Authorized--500,000,000 shares authorized, actual
    and
      as adjusted
    Issued and outstanding--67,606,654 shares, actual
      and 71,718,779 shares, as adjusted...............       677          718
  Additional paid-in-capital...........................   186,684      450,764
  Deferred compensation................................    (2,737)      (2,737)
  Accumulated deficit..................................   (21,590)     (21,590)
                                                         --------     --------
    Total stockholders' equity.........................   163,034      427,155
                                                         --------     --------
      Total capitalization.............................  $165,534     $429,655
                                                         ========     ========



    The table above excludes as of September 30, 2000:



    - 9,170,062 shares issuable upon exercise of outstanding options; and



    - 6,338,127 additional shares reserved for issuance under our stock plans.

                                    DILUTION


    The net tangible book value of our common stock as of September 30, 2000 was $148.8 million, or $2.20 per share. After giving effect to (a) our sale of 4,000,000 shares of common stock in this offering at an assumed public offering price of $69.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses and (b) exercises by selling stockholders of options to purchase 112,125 shares of common stock to be sold in this offering, the as adjusted net tangible book value at September 30, 2000 would have been $412.9 million, or $5.77 per share.



    Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2000. This offering will result in an increase in net tangible book value per share of $3.57 to existing stockholders and dilution in net tangible book value per share of $63.23 to new investors who purchase shares in this offering. Dilution is determined by subtracting net tangible book value per share after this offering from the assumed public offering price of $69.00 per share. The following table illustrates this dilution:




Assumed public offering price per share.....................                   $        69.00
  Net tangible book value per share at September 30, 2000...  $     2.20
  Increase per share attributable to new investors..........        3.57
                                                              --------------
As adjusted net tangible book value per share after this
  offering..................................................                             5.77
                                                                               --------------
Dilution per share to new investors.........................                   $        63.23
                                                                               ==============



    The above calculations do not take into account the exercise of outstanding options after September 30, 2000. If the 9,170,062 options outstanding at September 30, 2000 were exercised, there would be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data set forth below as of December 31, 1998 and 1999 and for each of the years ended December 31, 1997, 1998 and 1999 are derived from consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, which are included in this prospectus. The selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for each of the years ended December 31, 1995 and 1996 are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are derived from unaudited consolidated financial statements that are included in this prospectus and that, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. Additional information regarding basic and diluted net income (loss) per share is described in note 1(f) to the consolidated financial statements included elsewhere in this prospectus. The following data should be read in conjunction with the consolidated financial statements and related notes included elsewhere or incorporated in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product license....................................  $    --    $    53    $ 1,866    $ 4,059    $ 18,590   $ 9,372    $ 74,291
  Services...........................................      798      3,849      4,592      8,078      13,487     9,421      26,220
                                                       -------    -------    -------    -------    --------   -------    --------
    Total revenues...................................      798      3,902      6,458     12,137      32,077    18,793     100,511
                                                       -------    -------    -------    -------    --------   -------    --------
Cost of revenues:
  Product license....................................       --         --         64         30       8,160        23       2,481
  Services...........................................      594      1,985      3,133      5,020      10,232     6,646      21,973
                                                       -------    -------    -------    -------    --------   -------    --------
    Total cost of revenues...........................      594      1,985      3,197      5,050      18,392     6,669      24,454
                                                       -------    -------    -------    -------    --------   -------    --------
    Gross profit.....................................      204      1,917      3,261      7,087      13,685    12,124      76,057
                                                       -------    -------    -------    -------    --------   -------    --------
Operating expenses:
  Research and development...........................      217      1,117      3,661      3,355       6,343     4,233      12,452
  Sales and marketing................................      133      1,152      2,287      4,074      15,921     8,134      45,922
  General and administrative.........................      284      1,060      1,418      2,291       5,323     3,150      14,525
  Stock-based compensation...........................       --         --         --        107       1,127       823         886
                                                       -------    -------    -------    -------    --------   -------    --------
    Total operating expenses.........................      634      3,329      7,366      9,827      28,714    16,340      73,785
                                                       -------    -------    -------    -------    --------   -------    --------
    Income (loss) from operations....................     (430)    (1,412)    (4,105)    (2,740)    (15,029)   (4,216)      2,272
Interest income......................................       --         --          6         54       2,018       682       6,699
Interest expense.....................................      (37)       (30)      (129)      (165)       (121)     (121)         --
                                                       -------    -------    -------    -------    --------   -------    --------
    Income (loss) before provision for income
      taxes..........................................     (467)    (1,442)    (4,228)    (2,851)    (13,132)   (3,655)      8,971
Provision for income taxes...........................       --         --         --         --          --        --       1,700
                                                       -------    -------    -------    -------    --------   -------    --------
    Net income (loss)................................     (467)    (1,442)    (4,228)    (2,851)    (13,132)   (3,655)      7,271
Accretion of dividends, discount and offering costs
  on preferred stock.................................       (2)      (206)      (214)    (1,594)     (4,395)   (4,395)         --
                                                       -------    -------    -------    -------    --------   -------    --------
    Net income (loss) available for common
      stockholders...................................  $  (469)   $(1,648)   $(4,442)   $(4,445)   $(17,527)  $(8,050)   $  7,271
                                                       =======    =======    =======    =======    ========   =======    ========
Net income (loss) per share:
  Basic..............................................  $ (0.03)   $ (0.09)   $ (0.25)   $ (0.25)   $  (0.45)  $ (0.27)   $   0.11
                                                       =======    =======    =======    =======    ========   =======    ========
  Diluted............................................  $ (0.03)   $ (0.09)   $ (0.25)   $ (0.25)   $  (0.45)  $ (0.27)   $   0.10
                                                       =======    =======    =======    =======    ========   =======    ========
Weighted average common shares outstanding:
  Basic..............................................   16,262     17,698     17,744     17,934      38,777    30,354      67,055
                                                       =======    =======    =======    =======    ========   =======    ========
  Diluted............................................   16,262     17,698     17,744     17,934      38,777    30,354      73,361
                                                       =======    =======    =======    =======    ========   =======    ========



                                                                                DECEMBER 31,
                                                            -----------------------------------------------------   SEPTEMBER 30,
                                                              1995       1996       1997       1998       1999          2000
                                                            --------   --------   --------   --------   ---------   -------------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................   $     6    $ 2,358    $   187    $  4,093   $ 124,711      $ 70,065
Working capital (deficit)................................      (341)       902     (1,328)      3,650     117,727       122,173
Total assets.............................................       137      3,038      1,672       7,766     177,735       216,282
Long-term obligations, less current maturities...........        --         24        122         322       4,000         2,500
Redeemable convertible preferred stock...................        --      3,000      3,153       8,313          --            --
Total stockholders' equity (deficit).....................      (211)    (1,648)    (4,060)     (4,034)    146,385       163,034

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We were founded in December 1991. From 1991 through 1995, we devoted our efforts principally to building, marketing and selling our professional services capabilities and to research and development activities related to our software products. Beginning in 1996, we began to focus on selling our software products. To date, we have enhanced and released several versions of our Dynamo Application Server product and have completed development of our current product suite. We provided a number of customers with a beta version of our new application suite, Dynamo 5 e-Business Platform, beginning in July 2000 and began shipping the commercial version of Dynamo 5 e-Business Platform in September 2000. We market and sell our products worldwide through our direct sales force, systems integrators, technology partners and original equipment manufacturers.


    We derive our revenues from the sale of software product licenses and related services. Product license revenues are derived from the sale of software licenses of our Dynamo products. Our software licenses are priced based on either the size of the customer implementation or site license terms. Services revenues are derived from fees for professional services, training and software maintenance and support. Professional services include custom application development and project and technical consulting. We bill professional service fees either on a time and materials basis or on a fixed-price schedule. Software maintenance and support arrangements are priced based on the level of services provided. Generally, customers are entitled to receive software updates, maintenance releases and technical support for an annual maintenance fee of 20% to 30% of the list price of the licensed product. Customers that purchase maintenance and support generally receive all product updates and upgrades of software modules purchased as well as Web-based and telephone technical support. Training is billed as services are provided.


    We recognize revenue in accordance with Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION and SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. Revenues from software product license agreements are recognized upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. If conditions for acceptance are required subsequent to delivery, revenues are recognized upon customer acceptance if such acceptance is not deemed to be perfunctory. In multiple element arrangements, we use the residual value method in accordance with SOP 97-2 and SOP 98-9. Revenues from software maintenance agreements are recognized ratably over the term of the maintenance period, which is typically one year. We enter into reseller arrangements that typically provide for sublicense fees payable to us based upon a percentage of our list price. Revenues are recognized under reseller agreements as earned which is generally ratably over the life of the reseller agreement for guaranteed minimum royalties or based upon unit sales by the resellers. We do not grant our resellers the right of return or price protection. Revenues from professional service arrangements are recognized on either a time and materials or percentage-of-completion basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Unbilled services represent service revenues that have been earned by us in advance of billings.

    Services revenues have increased primarily due to the expansion of our service capabilities by hiring additional service personnel and the increase in the number of customers using our Dynamo products. Sales of Dynamo products often lead to sales of consulting services and software maintenance and support. To date, substantially all of our Dynamo customers have entered into annual software maintenance and support agreements at the time of purchase. We believe that growth of our product license sales depends on our ability to provide customers with support, training, consulting and implementation services and to educate systems integrators and resellers on how to use and install our products. We have invested significantly and expect to continue to invest in expanding our services organization.



    We have recently begun to invest significant financial and managerial resources to expand our sales and marketing operations in international markets. We currently maintain offices in Australia, Canada, England, France, Germany, Hong Kong, the Netherlands and Sweden. Revenues from customers outside North America accounted for less than 1% of our total revenues in 1997, 4% in 1998, 7% in 1999 and 22% in the nine months ended September 30, 2000. We have not entered into contracts denominated in foreign currencies to date, but may in the future. We currently do not have hedging or similar arrangements to protect us against foreign currency fluctuations. We therefore increasingly may become subject to currency fluctuations, which could harm our operating results in future periods.


RESULTS OF OPERATIONS

    The following table sets forth statement of operations data as percentages of total revenues for the periods indicated:


                                                                                            NINE MONTHS
                                                          YEAR ENDED                           ENDED
                                                         DECEMBER 31,                      SEPTEMBER 30,
                                             ------------------------------------      ----------------------
                                               1997          1998          1999          1999          2000
                                             --------      --------      --------      --------      --------
Revenues:
  Product license..........................     29%           33%           58%           50%           74%
  Services.................................     71            67            42            50            26
                                               ---           ---           ---           ---           ---
    Total revenues.........................    100           100           100           100           100
Total cost of revenues.....................     49            42            57            35            24
                                               ---           ---           ---           ---           ---
  Gross margin.............................     51            58            43            65            76
                                               ---           ---           ---           ---           ---
Operating expenses:
  Research and development.................     57            27            20            23            12
  Sales and marketing......................     35            34            50            43            46
  General and administrative...............     22            19            17            17            15
  Stock-based compensation.................     --             1             3             4             1
                                               ---           ---           ---           ---           ---
    Total operating expenses...............    114            81            90            87            74
                                               ---           ---           ---           ---           ---
Income (loss) from operations..............    (63)          (23)          (47)          (22)            2
Interest income (expense), net.............     (2)           (1)            6             3             7
                                               ---           ---           ---           ---           ---
  Income (loss) before provision for income
    taxes..................................    (65)          (24)          (41)          (19)            9
Provision for income taxes.................     --            --            --            --             2
                                               ---           ---           ---           ---           ---
Net income (loss)..........................    (65)%         (24)%         (41)%         (19)%           7%
                                               ===           ===           ===           ===           ===

    The following table sets forth, for the periods indicated, the cost of product license revenues as a percentage of product license revenues and the cost of services revenues as a percentage of services revenues:


                                                                                               NINE MONTHS
                                                             YEAR ENDED                           ENDED
                                                            DECEMBER 31,                      SEPTEMBER 30,
                                                ------------------------------------      ----------------------
                                                  1997          1998          1999          1999          2000
                                                --------      --------      --------      --------      --------
Cost of product license revenues..........          3%            1%           44%           --%            3%
Cost of services revenues.................         68            62            76            71            84



NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000



    REVENUES



    Total revenues increased 435% from $18.8 million for the nine months ended September 30, 1999 to $100.5 million for the nine months ended September 30, 2000. The increase was primarily attributable to market acceptance of our Dynamo suite of products as we continued to cultivate relationships with systems integrators and train our partner channels to encourage them to support our products.



    PRODUCT LICENSE REVENUES



    Product license revenues increased from $9.4 million for the nine months ended September 30, 1999 to $74.3 million for the nine months ended
September 30, 2000. The increase was primarily attributable to the continued rapid growth in our partner channel, as well as increased sales to larger enterprises and international customers. We experienced an increase in the number of individual license arrangements under which the initial license fee was in excess of $1 million. We anticipate that product license revenues will continue to grow in absolute dollars, but expect the sequential rate of growth to decrease as compared to the past several quarters. We expect product license revenues as a percentage of total revenues will decrease in the foreseeable future until reaching a level of approximately two-thirds of total revenues.



    SERVICES REVENUES



    Services revenues increased 178% from $9.4 million for the nine months ended September 30, 1999 to $26.2 million for the nine months ended September 30, 2000. Professional services revenue increased 68% from $7.6 million for the nine months ended September 30, 1999 to $12.8 million for the nine months ended September 30, 2000. The increase in professional services revenues was primarily attributable to the continued growth of our customer base and an increase in resources in our professional services group. Software maintenance and support revenues increased 471% from $1.7 million for the nine months ended
September 30, 1999 to $9.7 million for the nine months ended September 30, 2000. The increase in software maintenance and support revenues was the result of continued increases in product revenues that generated software maintenance and support revenues and increases in software maintenance and support renewals. Training revenues increased 434% from $693,000 for the nine months ended September 30, 1999 to $3.7 million for the nine months ended September 30, 2000. The increase in training revenues was primarily attributable to our extended training program offerings. In addition, our acquisition of Petronio Technology Group on May 17, 2000 provided us with additional Java, J2EE and XML courseware, as well as strengthened our training capabilities with the addition of seasoned trainers and curriculum developers. We believe these capabilities will enhance our selling efforts for product license revenues to end-users, resellers and partners.

    COST OF PRODUCT LICENSE REVENUES



    Cost of product license revenues increased from $23,000 for the nine months ended September 30, 1999 to $2.5 million for the nine months ended
September 30, 2000. In February 2000, we settled a lawsuit filed by BroadVision in December 1998, which alleged that we were infringing on a patent for a method of conducting e-commerce. As part of the settlement, we, in return for cash payments, received a non-exclusive, worldwide, perpetual, paid-up license to make, use and sell products arguably covered by the patent and any other patents that may be issued in the future that are related to the original patent. We agreed to pay BroadVision a total of $15.0 million in license fees, which are being accounted for as cost of product license revenues. An initial payment of $8.0 million in February 2000 was expensed in the fourth quarter of 1999, and the remaining $7.0 million is being expensed ratably over a three-year period that began in the first quarter of 2000. We are paying BroadVision $750,000 per quarter in 2000 and will pay BroadVision $500,000 per quarter in 2001 and 2002. Cost of product license revenues from the BroadVision settlement was $1.8 million for the nine months ended September 30, 2000. Cost of product license revenues also includes costs associated with sustaining the current release of the Dynamo suite of products. We do not expect to incur significant cost of product license revenues in excess of the BroadVision license fees.



    COST OF SERVICES REVENUES



    Cost of services revenues includes salary and other related costs for our professional services and technical support staff, as well as third-party contractor expenses. Cost of services revenues will vary significantly from quarter to quarter depending on the level of professional services staffing, the effective utilization rates of our professional services staff, the mix of services performed, including product license technical support services, the extent to which these services are performed by us or by third-party contractors, and the level of third-party license fees.



    Cost of services revenues increased 231% from $6.6 million for the nine months ended September 30, 1999 to $22.0 million for the nine months ended September 30, 2000. The increase was attributable to the growth of our resources in our professional services group. Approximately 57% of the increase was related to compensation and benefit costs. Additionally, costs increased due to third-party contract expense and recruiting, hiring and training.



    RESEARCH AND DEVELOPMENT EXPENSES



    Research and development expenses consist primarily of salary and related costs to support product development. To date, all software development costs have been expensed as research and development in the period incurred.



    Research and development expenses increased 194% from $4.2 million for the nine months ended September 30, 1999 to $12.5 million for the nine months ended September 30, 2000. The absolute dollar increase was due principally to the research and development expenses associated with our Dynamo 5 e-Business Platform, which we announced in July 2000 and began shipping in September 2000. Research and development expenses as a percentage of total revenues were 23% for the nine months ended September 30, 1999 and 12% for the nine months ended September 30, 2000. The percentage decrease principally reflected growth in the level of our total revenues. We expect that research and development expenses, in absolute dollars, will increase as we aggressively expand our research and development hiring efforts subsequent to the Dynamo 5 general release. We expect that research and development expenses will represent a greater percentage of total revenues in the foreseeable future than in the nine months ended
September 30, 2000. We anticipate, however, that research and development expenses will fluctuate as a percentage of total revenues based upon the level of revenue growth.

    SALES AND MARKETING EXPENSES



    Sales and marketing expenses consist primarily of salaries, commissions and other related costs for sales and marketing personnel, travel, public relations and marketing materials and events.



    Sales and marketing expenses increased 465% from $8.1 million for the nine months ended September 30, 1999 to $45.9 million for the nine months ended September 30, 2000. The increase was associated primarily with international sales and marketing expansion, global hiring and advertising efforts. Approximately 43% of the increase was related to compensation and benefit costs, and 35% of the increase was related to marketing and promotional expenses.



    Sales and marketing expenses as a percentage of total revenues were 43% for the nine months ended September 30, 1999 and 46% for the nine months ended September 30, 2000. We expect that sales and marketing expenses, in absolute dollars, will increase as we continue to execute our strategy for expansion of our sales and marketing efforts, both domestically and internationally. We will continue to hire and train new sales personnel, open additional sales offices, increase marketing and promotional spending and execute our global branding initiatives. We expect that sales and marketing expenses will represent a smaller percentage of total revenues in the foreseeable future than in the nine months ended September 30, 2000. We anticipate, however, that sales and marketing expenses will fluctuate as a percentage of total revenues depending on the level and timing of program spending, the rate at which newly hired sales personnel become productive and the level of revenue growth.



    GENERAL AND ADMINISTRATIVE EXPENSES



    General and administrative expenses consist primarily of salaries and other related costs for operations and finance employees and legal and accounting fees.



    General and administrative expenses increased 361% from $3.2 million for the nine months ended September 30, 1999 to $14.5 million for the nine months ended September 30, 2000. Approximately 40% of the increase was related to increases in personnel and related expenses. The increase was also the result of recording additional allowances for doubtful accounts as a result of the significant increases in revenues.



    General and administrative expenses as a percentage of total revenues were 17% for the nine months ended September 30, 1999 and 14% for the nine months ended September 30, 2000. We plan to continue investing in infrastructure and personnel to help support the planned growth of our company. As a result, we expect an increase, in absolute dollars, in general and administrative costs for the foreseeable future. We expect that general and administrative expenses will represent a smaller percentage of total revenues in the foreseeable future than in the nine months ended September 30, 2000. We anticipate, however, that general and administrative expenses will fluctuate as a percentage of total revenues depending upon the rate of growth in expenditures and total revenues.



    STOCK-BASED COMPENSATION



    Since the fourth quarter of 1998, we have recorded total deferred stock compensation of $4.9 million in connection with stock option grants. These amounts represent the difference between the exercise price of certain stock option grants and the deemed fair value for accounting purposes of our common stock at the time of such grants. Additionally, in July 2000, we recorded prepaid stock-based conpensation of $2.0 million for unvested stock options acquired in connection with the acquisition of The Toronto Technology Group Inc. We are amortizing these amounts over the vesting periods of the applicable options.



    Stock-based compensation expense increased 8% from $823,000 for the nine months ended September 30, 1999 to $886,000 for the nine months ended
September 30, 2000. This increase was due to the timing of our recording of stock-based compensation and the options acquired in connection with the acquisition of The Toronto Technology Group Inc.



    INTEREST INCOME (EXPENSE)



    Interest income increased 882% from $682,000 for the nine months ended September 30, 1999 to $6.7 million for the nine months ended September 30, 2000. The increase is the result of the completion of our initial public offering in July 1999 and a follow-on public offering in November 1999, from which we received net proceeds of approximately $153.3 million that are invested primarily in cash, cash equivalents and marketable securities.



    Interest expense decreased from $121,000 for the nine months ended September 30, 1999 to zero for the nine months ended September 30, 2000. The decrease was due to the repayment of outstanding indebtedness with the proceeds of our initial public offering.



    PROVISION FOR INCOME TAXES



    As a result of achieving profitability in the nine months ended
September 30, 2000, we recorded a provision for income taxes of $1.7 million, which represents an effective rate of 19%. We incurred a loss for the nine months ended September 30, 1999. Accordingly, there was no provision for income taxes for that period.



    As of December 31, 1999, we had net operating loss carryforwards of $17.9 million and research and development tax credit carryforwards of $604,000. The net operating loss and tax credit carryforwards will expire at various dates beginning 2011, if not utilized. We expect to utilize our net operating loss carryforwards during the year ended December 31, 2000 for financial statement purposes and, as a result, expect our effective tax rate for 2000 to be approximately 19%. We anticipate that our effective tax rate for 2001 will be in the range of 35% to 38%.



    The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" of a corporation. Our ability to utilize net operating loss and tax credit carryforwards on an annual basis is limited as a result of "ownership changes" as defined by Section 382 of the Internal Revenue Code, resulting from our past financings. We do not believe that these ownership changes will have a material impact on our ability to utilize our net operating loss and tax credit carryforwards.


YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

    REVENUES

    Total revenues increased 164% from $12.1 million in 1998 to $32.1 million in 1999. The increase was primarily attributable to growth in the number of customers and the number of larger deals with customers. In addition, we expanded our sales force and introduced version 4.0 of our Dynamo product suite in December 1998, which increased our market presence.

    Total revenues increased 88% from $6.5 million in 1997 to $12.1 million in 1998. This increase was primarily due to the commencement of product shipments in December 1996 and from growing market acceptance of our Dynamo product suite following the release of Dynamo 3.0 in December 1997.

    No individual customer accounted for more than 10% of total revenues in 1999, and we do not expect any customer to account for more than 10% of total revenues in 2000. In 1998, Sun Microsystems accounted for 17% of total revenues and John Hancock Funds and Universal Learning Technology each accounted for 10% of total revenues. In 1997, Sony Online Entertainment accounted for 29% of total revenues, BMG Direct accounted for 16% of total revenues and R.R. Donnelley accounted for 11% of total revenues.

    PRODUCT LICENSE REVENUES

    Product license revenues increased 358% from $4.1 million in 1998 to $18.6 million in 1999. This increase was attributable to the growing market acceptance of our Dynamo product suite following the release of Dynamo 4.0 in December 1998 and an increase in the number of larger deals with customers. Additionally, 11% of our product license revenues in 1999 were the result of an agreement with an original equipment manufacturer. The OEM agreement has an initial term that ends on December 31, 2000 and will automatically renew for successive one-year terms unless one of the parties elects not to renew the agreement. We cannot assure you that revenues generated under this agreement will remain a significant percentage of our product license revenues in future periods.

    Product license revenues increased 118% from $1.9 million in 1997 to $4.1 million in 1998. This increase was due to growing market acceptance of our Dynamo product suite following the release of Dynamo 3.0 in December 1997.

    SERVICES REVENUES

    Services revenues increased 67% from $8.1 million in 1998 to $13.5 million in 1999. Professional services revenue increased 26% in 1999 from $7.7 million in 1998 to $9.7 million in 1999. The increase in professional services revenues was primarily attributable to the continued growth of our customer base and an increase in resources in our professional services group. Software maintenance and support revenues increased 653% from $372,000 in 1998 to $2.8 million in 1999. This increase in software maintenance and support revenues was attributable to an increase in the number of customers and sales of product licenses. The growth rate for software maintenance and support is not expected to continue at the same levels as has been achieved. Our training programs were introduced in December 1998. Therefore, we did not record training revenue in 1998. Training revenues for 1999 were $1.1 million. We expect training revenues to increase as a percentage of services revenues and anticipate that it will enhance selling efforts for product license revenues to end-users, resellers and partners.

    Service revenues increased 76% from $4.6 million in 1997 to $8.1 million in 1998. Professional service revenues increased 71% from $4.5 million in 1997 to $7.7 million in 1998. The increase was primarily attributable to an increase in the number of customers, increased sales of product licenses and increased billing rates. Software maintenance and support revenues increased 745% from $44,000 in 1997 to $372,000 in 1998. The increase was attributable to commencement of product license sales in 1996.

    COST OF PRODUCT LICENSE REVENUES

    Cost of product license revenues increased from $30,000 in 1998 to $8.2 million in 1999. The increase is attributable to the settlement with BroadVision, which resulted in $8.0 million of license fees expensed in 1999.

    Cost of product license revenues decreased 53% from $64,000 in 1997 to $30,000 in 1998. The decrease was attributable to changes in royalty arrangements with third parties as a result of strategic changes related to software embedded in our Dynamo product suite.

    COST OF SERVICES REVENUES

    Cost of services revenues increased 104% from $5.0 million in 1998 to $10.2 million in 1999. The increase was attributable to the increase in resources in our professional services group. Approximately 86% of the increase was attributable to increased compensation costs for continued increases in head count. Further, increased costs resulted from establishing a training organization and the introduction of training programs in December 1998. Additionally, costs increased due to travel, recruiting and facilities costs.


    Cost of services revenues increased 60% from $3.1 million in 1997 to $5.0 million in 1998. Approximately 73% of the increase was attributable to the expansion of our professional services organization, consisting primarily of payroll and related benefits. Further, significant increases resulted from establishing a software maintenance and support organization as a result of the commencement of product license sales in 1996.


    RESEARCH AND DEVELOPMENT EXPENSES


    Research and development expenses increased 89% from $3.4 million in 1998 to $6.3 million in 1999. The increase was due primarily to growth in hiring engineers into the group and related costs including salaries and related benefits. The remainder of the increase was primarily due to increased facilities costs.


    Research and development expenses decreased by 8% from $3.7 million in 1997 to $3.4 million in 1998. Approximately 36% of the decrease was due to the temporary reallocation of research and development personnel to support the professional services organization, and the remainder of the decrease primarily was due to overhead and related expenses.

    SALES AND MARKETING EXPENSES

    Sales and marketing expenses increased 291% from $4.1 million in 1998 to $15.9 million in 1999. Approximately 44% of the increase was due to a significant increase in the number of sales and marketing personnel and related expenses, and 29% of the increase was related to new and increased marketing program expenditures.

    Sales and marketing expenses increased 78% from $2.3 million in 1997 to $4.1 million in 1998. Approximately 67% of the increase was due to an increase in the number of sales and marketing personnel and related expenses. The remainder was primarily related to increases in marketing expenditures.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased 132% from $2.3 million in 1998 to $5.3 million in 1999. Approximately 30% of the increase was related to the hiring of additional professionals to manage the growth of the company resulting in increased salaries and benefits, approximately 19% of the increase was due to increased consulting services and approximately 13% of the increase was due to costs related to hiring and training new personnel.

    General and administrative expenses increased 62% from $1.4 million in 1997 to $2.3 million in 1998. Approximately 50% of the increase was due to the hiring of additional personnel with the remaining increase due to increases in facilities costs necessary to support our expanding operations.


    STOCK-BASED COMPENSATION



    Stock-based compensation expense increased 953% from $107,000 in 1998 to $1.1 million in 1999. This was due to the timing of our recording of stock-based compensation. We did not have amortization expense relating to stock-based compensation in 1997.


    INTEREST INCOME (EXPENSE)

    Interest income increased from $54,000 in 1998 to $2.0 million in 1999. The increase was the result of our completion of our initial and follow-on public offerings completed in July and November 1999, from which we received net proceeds of approximately $153.3 million that was invested primarily in cash, cash equivalents and marketable securities. Interest income increased from $6,000 in 1997 to $54,000 in 1998. The increase reflected interest earned on higher balances of cash and cash equivalents resulting from the proceeds from the private sale of equity securities.

    Interest expense decreased 27% from $165,000 in 1998 to $121,000 in 1999. The decrease was primarily due to the repayment of outstanding indebtedness with the proceeds of our initial public offering. Interest expense increased 28% from $129,000 in 1997 to $165,000 in 1998. The increase reflected additional borrowings under various financing arrangements entered into during 1997 and

1998, as well as a non-cash interest charge related to warrants issued in 1998 in connection with our credit facility.

    PROVISION FOR INCOME TAXES

    We incurred losses for each of the years ended December 31, 1999, 1998 and 1997. Accordingly, we made no provisions for income taxes for those years.

QUARTERLY RESULTS


    The following tables set forth unaudited consolidated statement of operations data for each quarter of 1999 and the first three quarters of 2000. This information has been presented on the same basis as the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                         THREE MONTHS ENDED
                                            ----------------------------------------------------------------------------
                                            MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                              1999       1999       1999        1999       2000       2000       2000
                                            --------   --------   ---------   --------   --------   --------   ---------
                                                                           (IN THOUSANDS)
Revenues:
  Product license.........................   $1,806    $ 3,105     $ 4,461    $  9,218   $16,247    $23,811     $34,233
  Services................................    2,614      3,128       3,679       4,066     5,325      8,818      12,077
                                             ------    -------     -------    --------   -------    -------     -------
    Total revenues........................    4,420      6,233       8,140      13,284    21,572     32,629      46,310
                                             ------    -------     -------    --------   -------    -------     -------
Cost of revenues:
  Product license.........................       --         17           6       8,137       708        865         908
  Services................................    1,813      2,231       2,602       3,586     4,992      6,897      10,084
                                             ------    -------     -------    --------   -------    -------     -------
    Total cost of revenues................    1,813      2,248       2,608      11,723     5,700      7,762      10,992
                                             ------    -------     -------    --------   -------    -------     -------
Gross profit..............................    2,607      3,985       5,532       1,561    15,872     24,867      35,318
                                             ------    -------     -------    --------   -------    -------     -------
Operating expenses:
  Research and development................    1,131      1,392       1,710       2,110     3,595      4,095       4,762
  Sales and marketing.....................    1,420      2,617       4,097       7,787    11,052     14,339      20,531
  General and administrative..............      743      1,115       1,292       2,173     3,675      5,014       5,836
  Stock-based compensation................      216        303         304         304       304        304         278
                                             ------    -------     -------    --------   -------    -------     -------
    Total operating expenses..............    3,510      5,427       7,403      12,374    18,626     23,752      31,407
                                             ------    -------     -------    --------   -------    -------     -------
    Income (loss) from operations.........     (903)    (1,442)     (1,871)    (10,813)   (2,754)     1,115       3,911
Interest income...........................       50         71         561       1,336     2,147      2,254       2,298
Interest expense..........................      (24)       (25)        (72)         --        --         --          --
                                             ------    -------     -------    --------   -------    -------     -------
    Income (loss) before provision for
      income taxes........................     (877)    (1,396)     (1,382)     (9,477)     (607)     3,369       6,209
Provision for income taxes................       --         --          --          --        --        500       1,200
                                             ------    -------     -------    --------   -------    -------     -------
    Net income (loss).....................   $ (877)   $(1,396)    $(1,382)   $ (9,477)  $  (607)   $ 2,869     $ 5,009
                                             ======    =======     =======    ========   =======    =======     =======

                                                                         THREE MONTHS ENDED
                                            ----------------------------------------------------------------------------
                                            MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                              1999       1999       1999        1999       2000       2000       2000
                                            --------   --------   ---------   --------   --------   --------   ---------
                                                                (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Product license.........................     41%        50%         55%        69%        75%        73%         74%
  Services................................     59         50          45         31         25         27          26
                                              ---        ---         ---        ---        ---        ---         ---
    Total revenues........................    100        100         100        100        100        100         100
Total cost of revenues....................     41         36          32         88         26         24          24
                                              ---        ---         ---        ---        ---        ---         ---
    Gross margin..........................     59         64          68         12         74         76          76
                                              ---        ---         ---        ---        ---        ---         ---
Operating expenses:
  Research and development................     25         22          21         16         17         13          10
  Sales and marketing.....................     32         42          50         59         51         44          44
  General and administrative..............     17         18          16         16         17         15          13
  Stock-based compensation................      5          5           4          2          1          1           1
                                              ---        ---         ---        ---        ---        ---         ---
    Total operating expenses..............     79         87          91         93         86         73          68
                                              ---        ---         ---        ---        ---        ---         ---
    Income (loss) from operations.........    (20)       (23)        (23)       (81)       (13)         3           8
Interest income...........................      1          1           7         10         10          7           5
Interest expense..........................     (1)        --          (1)        --         --         --          --
                                              ---        ---         ---        ---        ---        ---         ---
    Income (loss) before provision for
      income taxes........................    (20)       (22)        (17)       (71)        (3)        10          13
Provision for income taxes................     --         --          --         --         --          1           2
                                              ---        ---         ---        ---        ---        ---         ---
    Net income (loss).....................    (20)%      (22)%       (17)%      (71)%       (3)%        9%         11%
                                              ===        ===         ===        ===        ===        ===         ===



    As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Most of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if revenues are lower than we project. Our ability to forecast accurately our quarterly revenues is limited due to the long sales cycle of our software products, which makes it difficult to predict the quarter in which product license revenues will occur, and the variability of customer demand for professional services. Our operating results will be materially adversely affected if revenues do not meet our expectations.



LIQUIDITY AND CAPITAL RESOURCES



    Our capital requirements relate primarily to facilities, infrastructure for new hires and working capital requirements. Historically, we have funded our cash requirements primarily through the public and private sale of equity securities, commercial credit facilities and capital leases. At September 30, 2000, we had $70.1 million in cash and cash equivalents and $76.4 million in marketable securities.



    Cash provided by operating activities was $11.4 million for the nine months ended September 30, 2000. This consisted of operating income of $7.3 million and changes in working capital including cash provided by increases in accrued expenses of $13.1 million and deferred revenue of $8.8 million. Cash used to fund an increase in accounts receivable was $20.0 million. Cash used in operating activities was $2.0 million for 1999. This represented an operating loss of $13.1 million and changes in working capital items consisting primarily of cash provided by deferred revenue, accounts payable and accrued expenses, including the $8.0 million license fee which was paid to BroadVision in February 2000. The cash provided by the change in deferred revenue was primarily the result of $5.0 million we received from an original equipment manufacturer, of which $2.9 million was included in deferred revenue as of December 31, 1999.



    Our investing activities for the nine months ended September 30, 2000 consisted primarily of capital expenditures of $13.0 million, net purchases of marketable securities of $51.8 million and the purchase of The Toronto Technology Group Inc. and Petronio Technology Group which utilized $5.8 million of cash. Our investing activities in 1999 consisted primarily of capital expenditures of

$5.6 million and increases in other assets for facilities deposits and similar items of $690,000, in addition to the purchase of marketable securities of $25.5 million. Assets acquired both in 1999 and the nine months ended
September 30, 2000 consisted principally of leasehold improvements, computer hardware and software. In the second quarter of 2000 we acquired Petronio Technology Group and, pursuant to the acquisition agreement, made an initial cash payment of $600,000 and may be obligated to make two additional contingent payments of $300,000 each. In addition, in July 2000 we acquired The Toronto Technology Group for $12.0 million in cash, options and exchangeable shares of common stock. We paid $5.2 million in cash upon the closing of this acquisition and will pay the remainder of the purchase price in options and exchangeable shares. We expect that our capital expenditures will continue to increase significantly as our employee base grows. We expect that capital expenditures will total approximately $12.0 million over the next twelve months.



    We have a revolving line of credit with Silicon Valley Bank, which provides for borrowings of up to the lesser of $12.5 million or 80% of eligible accounts receivable. The line of credit bears interest at the bank's prime rate. At September 30, 2000, we had $7.2 million available under the line of credit based upon our borrowing base and no outstanding borrowings. The line of credit is secured by all of our tangible and intangible intellectual and personal property and is subject to financial covenants and restrictions, including minimum liquidity requirements and a prohibition on the payment of dividends. We currently are in compliance with all related financial covenants and restrictions.



    In September 2000, we entered into a non-recourse receivables purchase agreement with Silicon Valley Bank, under which we can sell up to $10.0 million of our accounts receivable to the bank. Under the terms of the receivables purchase agreement, we can sell certain accounts receivable, subject to acceptance by the bank, on a non-recourse basis. Upon purchase, the bank assumes the risk of collection for the acquired accounts receivable except in the event we violate the terms of the receivables purchase agreement or the customer asserts a discount, allowance, warranty claim or right of return. The accounts receivable are sold at a discount to reflect a minimum of 45 days and a maximum of 135 days at the bank's prime rate plus 1%. During the third quarter, we sold $9.6 million of accounts receivable to the bank under the receivables purchase agreement.



    Net cash provided by financing activities was $4.0 million for the nine months ended September 30, 2000, principally representing proceeds from stock option exercises offset in part by payments on long-term obligations. Net cash provided by financing activities was $153.4 million for 1999, primarily resulting from the net proceeds from our initial and follow-on public offerings, which generated $153.3 million.



    We believe that our net proceeds from this offering, together with our existing financial resources and commercial credit facilities and with cash generated by our operations, will be sufficient to meet our cash requirements for at least the next twelve months.

                                    BUSINESS

OVERVIEW

    We offer an integrated suite of Internet customer relationship management and e-commerce software applications, as well as related application development, integration and support services. Our solution enables businesses to understand, manage and build online customer relationships and to market, sell and support products and services over the Internet more effectively. Our Dynamo product suite includes an application server that is specifically designed to enable and support Web applications, as well as e-commerce and Internet customer management applications. An application server is a software program that facilitates the development, deployment and management of other software programs. Our solution is designed to provide businesses with the core application platform and software tools required to develop and deploy personalized, reliable, large-scale Web sites for conducting e-commerce across multiple channels, including Web browsers and wireless devices.

INDUSTRY BACKGROUND

GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

    The emergence of the Internet as a global medium for interactive communications and commerce is fundamentally changing the way business is conducted. The Internet is enabling businesses to attract and retain customers, conduct e-commerce with those customers, and communicate with employees, suppliers and strategic partners. The Internet is providing the opportunity for businesses to establish new revenue streams, create a new distribution channel, reduce costs and increase customer retention. This opportunity has driven the growth in online marketing and e-commerce initiatives. International Data Corporation estimates that more than $2.6 trillion worth of goods and services will be sold over the Internet by 2004, which represents a compounded annual growth rate of 82% for the period between 1999 and 2004.

    As the growth and acceptance of online marketing and e-commerce have increased, the World Wide Web has become a highly competitive business environment where customers have a large number of easily accessible choices. For a company to succeed in this environment, its Web site must present content and provide an overall visitor experience that captures the visitor's interest and satisfies their informational and transactional needs. To accomplish this, companies are investing in Internet-based customer relationship management and e-commerce solutions, such as:

    - online marketing and selling systems to target, attract and retain customers;

    - transaction and distribution management systems to reduce the costs of delivering products and services to customers and distribution partners; and

    - customer support and relationship management systems to better understand and serve the ongoing needs of their customers.

    International Data Corporation estimates that the worldwide Internet commerce application software market was $1.8 billion in 1999 and projects that this market will grow to nearly $5.0 billion in 2000 and $23.0 billion in 2004.

EMERGING E-COMMERCE REQUIREMENTS

    Many commercial Web sites present only a static collection of non-interactive content. These sites offer basic content, such as corporate information, product literature and banner advertisements, which are passively viewed by Web visitors. While this information is useful, many Web visitors prefer dynamic content, which is continually updated and enhanced, as well as interactive content, which responds and changes based on the user's input. Many Web visitors also prefer Web sites that personalize their experience and present more relevant content based on their existing relationship with the business, stated or implied preferences and needs, Web navigation behavior and other factors. To attract, serve and retain customers online, businesses must engage visitors with dynamic, relevant and targeted experiences, which often lead to transactional opportunities.

    Businesses are seeking Web-based systems that can be dynamically updated and integrated, sharing data among Web applications and across their entire enterprise in order to present users with a personalized, consistent and unified customer experience. The desired result is a customer-driven Web site that takes into account the particular customer's profile, Web behavior and relationship with the company. Customer-driven Web sites can provide businesses with an efficient means to manage and maximize customer relationships online. In order to accomplish this, businesses require solutions that incorporate a number of features:

    - EFFECTIVE CONTROL OF E-COMMERCE SYSTEMS AND STRATEGIES. Business managers responsible for Internet customer relationship management need easy-to-use tools to give them direct control over their e-commerce systems and strategies without requiring the time-consuming intervention of information technology specialists. With the appropriate tools, business managers can better manage their Internet customer relationships through improved customer segmentation and delivery of targeted content, promotions and advertising campaigns, and personalized pricing and account information.

    - INTEGRATION WITH EXISTING INFORMATION SYSTEMS. In order to present the customer with a unified and personalized e-commerce experience, companies must address the difficult challenge of integrating Web applications with their existing content management, customer database, transaction and customer support systems.

    - COMMON PLATFORM UPON WHICH TO BUILD FUTURE APPLICATIONS. Businesses implementing sophisticated Web-based applications desire an expandable Web platform to enable them to build new applications and add third-party functionality to their e-commerce initiatives on a rapid and ongoing basis.

    - SCALABILITY, PERFORMANCE AND RELIABILITY. The increasing significance of Web-based commerce requires that e-commerce systems be highly scalable in order to accommodate rapid user growth and increased Web site complexity, content and functionality. Scalability refers to the ability of a computer system to handle greater load by adding additional hardware. Further, companies need high performance and highly reliable systems because if online systems fail or cause unsatisfactory delays, even for a short period of time, businesses could miss revenue opportunities and lose customers.

CURRENT SOLUTIONS

    In response to these emerging business requirements, various applications have been developed that address discrete aspects of the enterprise e-commerce infrastructure. A number of vendors offer stand-alone solutions for Web content management, advertising management, transaction processing, e-commerce storefront development, personalization and recommendation engines, and application development tools. By implementing a collection of these stand-alone solutions, companies can attempt to deliver dynamic, personalized content to Web site visitors and manage their e-commerce efforts. However, these stand-alone solutions may not provide a satisfactory solution for many businesses:

    - LACK OF INTEGRATED FUNCTIONALITY. Disparate stand-alone applications generally do not easily integrate and communicate with each other, lack a common user interface and lack a common platform for integrating with existing information systems. As a result, a collection of stand-alone applications often does not present the Web visitor with a unified customer experience and may sacrifice functionality and performance.

    - HIGH COST. It frequently is difficult and expensive for companies to implement a solution consisting of a collection of disparate stand-alone solutions from multiple vendors, and these implementations frequently fail to meet requirements. In addition, businesses often incur higher costs of ownership over time as it is difficult for them to manage the uncoordinated product upgrade cycles and new application development efforts of multiple vendors.

    Today, businesses increasingly seek an integrated package of applications, platforms and tools that addresses all aspects of their enterprise e-commerce infrastructure, rather than just stand-alone solutions. Some software providers have developed more comprehensive solutions incorporating a number of e-commerce functions. However, these solutions may be inadequate for a number of reasons:

    - LIMITED FUNCTIONALITY. The functionality may be insufficient to serve all of a company's e-commerce requirements, resulting in the need to buy, build or adapt additional applications.

    - LACK OF A MODULAR, APPLICATION SERVER-BASED ARCHITECTURE. These solutions are typically not built with separate software modules and lack the expandability that an application server-based platform provides. This limits the ability of businesses to customize their implementations, integrate their solutions with existing applications and extend their e-commerce initiatives by building future applications or incorporating third-party technology.

    - POOR SCALABILITY AND RELIABILITY. Most of today's computer systems are unable to scale to meet the growing performance demands of large-scale, e-commerce Web sites. Solutions that do not scale well can be unreliable and subject to system failures, which may result in frustrated customers, lost revenue opportunities and potential financial losses.

    To address the limitations of most commercially available solutions, some companies have built custom Internet customer relationship management solutions with application development tools. While these solutions can provide the required functionality and integration, they typically require lengthy implementation periods and are expensive to build and maintain. In addition, they require a comprehensive understanding of market segmentation, content targeting and advertising, as well as extensive technical expertise in Web application development and systems integration. Most companies, and many third-party systems integrators and application developers, do not have the expertise and experience to address all of these requirements.

    As a result, businesses are increasingly seeking Web application software providers offering products and professional services that enable them to rapidly deploy comprehensive, effective Internet customer relationship management solutions. Businesses prefer solutions that are modular and flexible with an open, application server-based architecture. They desire solutions that are easy to integrate with existing systems and third-party applications and that enable them to extend their Web infrastructures with new applications and functionality to meet their continually evolving e-commerce needs. Businesses also need to leverage their existing business systems, strategies and expertise to manage their customer relationships effectively. Finally, businesses are seeking solutions that meet the demanding scalability, reliability and performance requirements of large-scale Web sites that conduct e-commerce.

OUR SOLUTION

    We offer an integrated suite of Internet customer relationship management and e-commerce software applications, as well as related application development, integration and support services. Our solution enables businesses to understand, manage and build their online customer relationships more effectively and to market, sell and support their products and services over the Internet.

    Our product suite includes Dynamo Application Server, an application server specifically designed to enable and support Web applications. Dynamo Application Server is designed to provide businesses with the core application platform and software tools required to develop and deploy personalized, effective e-commerce Web sites. Our product suite also includes Dynamo Personalization Server, Dynamo Scenario Server and Dynamo Commerce Server. Dynamo Personalization Server is an expandable personalization platform that enables companies to target specific content and data to particular customers or visitors on the Web. Dynamo Scenario Server allows non-technical business managers to define e-business scenarios, which are scripted sequences of customer interactions that manage ongoing business relationships. Dynamo Commerce Server manages and delivers product catalog content and personalized, scenario-based merchandising programs and provides transaction processing capabilities for large-scale e-commerce storefronts.

    Our solution incorporates the following distinguishing characteristics:

    AN INTEGRATED AND MODULAR PRODUCT SUITE BASED ON A COMMON PLATFORM. Our product suite includes a comprehensive range of functionality that allows businesses to quickly develop and deploy personalized Web-based e-commerce applications. Our application server-based platform enables our Dynamo applications to share data and work together more efficiently than would a collection of discrete Web applications from different vendors using various technologies. An integrated product suite based on a common platform also ensures that new products and releases will be compatible with each other as well as with other applications built on our Dynamo Application Server. The modularity of our product suite allows customers to purchase applications that fit their particular needs and allows them to quickly expand their implementations as required.

    RULES-BASED PERSONALIZATION IMPLEMENTED BY BUSINESS MANAGERS. Our products allow business managers to apply new and pre-existing business rules to profile and segment users and dynamically deliver personalized content and data to online visitors. For example, businesses can present different prices, products and promotional offers to different visitors or they can deliver customer-specific information such as account detail and purchase history. Business managers can review the behavior of visitors and quickly adjust their business rules to manage their online marketing communications and e-commerce strategies.

    E-BUSINESS SCENARIO-BASED CUSTOMER INTERACTION. Our products allow non-technical business managers to define, manage and analyze customer interactions that take place across both Web and non-Web based communications channels. For example, a business manager can use a point-and-click visual interface to create an e-business scenario that reacts to a new customer visit by offering an incentive to sign up as a registered user. If the user takes advantage of the offer by registering, the scenario might pause for several weeks and send a personalized e-mail reminding the user to return. Finally, the scenario might be configured to trigger a follow-up phone call after several repeat visits to enable a customer care representative to build a more personal relationship with a highly qualified customer.

    HIGH SCALABILITY, RELIABILITY AND PERFORMANCE. Our Dynamo Application Server employs a Java-based architecture that is highly scalable. It has a dynamic load management system which allows applications to be distributed across multiple server computers. This means that as a Web site becomes more heavily utilized, additional computing resources can be added to handle the additional load. The load management system provides redundant fail-over, a feature that transfers users on a failed server to another server without interruption. Dynamo Application Server has been designed to meet the performance requirements of high-capacity, highly personalized e-commerce Web sites.

    OPEN AND EXPANDABLE APPLICATION SERVER ARCHITECTURE. Our Dynamo Application Server provides customers with an expandable platform that allows them to rapidly integrate our products with their existing systems and to deploy new applications, both internally developed and from third parties. The ability to integrate multiple applications and information systems with our common platform enables businesses to incorporate organization-wide customer data and support systems to provide a unified customer experience. In addition, our open, application server-based platform and the modularity of our product suite enable systems integrators and technology partners to develop their own proprietary applications on Dynamo for reuse or resale.


    PROFESSIONAL SERVICES CAPABILITIES. We have been designing and deploying network-based applications for over eight years and Web sites for over five years. We have two primary service offerings, Innovation Solutions and Express Services. Our Innovation Solutions team provides customized application design, development and integration services to clients who desire advanced solutions that are not commercially available. We provide Innovation Solutions services for a limited number of projects that we believe will provide us with an understanding of emerging technical and business needs for our future products. Our Express Services team provides strategic consulting and integration support services to customers and systems integrators to facilitate the deployment of our products. Express Services provides system architecture design, project management, Web design and technical training and support.


    Our solution provides our customers with:

    EFFECTIVE, HIGH-PERFORMANCE E-COMMERCE WEB SITES THAT ARE:

    - dynamically generated and personalized on a real-time basis

    - highly functional with comprehensive e-commerce features

    - able to personalize content based on easily modifiable business rules

    - able to increase customer satisfaction and retention

    - able to present a unified, customer-centric experience by integrating various sources of customer data and content and leveraging existing information systems

    - designed by business managers to further their overall business strategies

    THE ABILITY TO ACHIEVE RAPID TIME TO MARKET BY:

    - deploying our comprehensive suite of integrated applications

    - enabling rapid integration with existing information systems

    - taking advantage of our intuitive user interfaces for business managers and application developers

    - utilizing our experienced consulting services professionals

    THE ABILITY TO ACHIEVE A COMPETITIVE ADVANTAGE AND A HIGH RETURN ON
     INVESTMENT BY:

    - increasing e-commerce revenues

    - improving marketing effectiveness

    - reducing marketing, transaction and customer support costs

    - increasing customer satisfaction and retention

STRATEGY

    Our objective is to be a leading provider of Internet customer relationship management solutions. To achieve this objective, we have adopted the following strategies:

    MAINTAIN AND EXTEND PRODUCT AND TECHNOLOGY LEADERSHIP. We believe we are a technology leader in providing Internet customer relationship management solutions. We offer a comprehensive suite of software applications that we believe are based on advanced technologies. We were one of the first companies to market a high-performance dynamic Web page generation engine to both generate and deliver Web pages on a real-time basis, and shipped our first Java-based Web application server shortly after Sun Microsystems' first commercial shipment of Java 1.0. In September 2000 we began shipping Dynamo 5 E-Business Platform, which we believe is the first fully certified J2EE customer management solution to be commercially available. We intend to extend our product and technology leadership by:

    - extending Dynamo's personalization capabilities and building new Internet customer relationship management applications;

    - continuing to increase the scalability, reliability and performance of our Dynamo applications;

    - continuing to develop new connector modules to allow our products to easily integrate with third-party Internet customer relationship management products, databases and information systems;

    - providing Dynamo Application Server support for emerging industry standards, such as XML, for formatting data and other information, and WML, for serving content to wireless devices; and


    - using our Innovation Solutions services to identify emerging market needs.


    GROW AND LEVERAGE PROFESSIONAL SERVICE CAPABILITIES. We have extensive experience in Web application development and integration services. Through our Express Services, we provide enabling services to train our systems integrators and technology partners in the use of our products as well as consulting services to assist with customer implementations. We plan to create additional opportunities to increase revenues from product sales by continuing to expand our base of partners trained in the implementation and application of Dynamo. We intend to hire additional professional services personnel to increase our services revenues and to enable and support product license sales through systems integrators.


    CONTINUE TO BUILD DIRECT SALES CAPABILITIES AND LEVERAGE CO-SELLING EFFORTS WITH SYSTEMS INTEGRATORS AND WEB DEVELOPERS. We sell our products directly to end-users and through co-selling efforts with systems integrators and Web developers. We currently have more than 230 system integrators and technology partners, including Adobe Systems, Cap Gemini Ernst & Young, CSC, Deloitte Consulting, E.piphany, E-Tree, Fort Point Partners, PricewaterhouseCoopers and Sun Microsystems. Our objective is to establish close relationships directly with our customers and to motivate systems integrators to implement the Dynamo technology and product suite on Internet and Web-based projects for their customers. We intend to expand our sales by hiring additional direct sales personnel, domestically and internationally, both to sell directly to end-users and to expand our co-selling efforts. We plan to leverage our current relationships and develop additional co-selling relationships with leading systems integrators. In addition, many of our systems integrators are global enterprises, which we believe provides us with an opportunity to expand our international business.



    EXPAND TECHNOLOGY PARTNER AND ORIGINAL EQUIPMENT MANUFACTURER RELATIONSHIPS AS A DISTRIBUTION CHANNEL. Our technology partners include Adobe Systems, Documentum, E.piphany, Interwoven and Sun Microsystems. We work with some of our technology partners to develop modules that enable our software products to operate with their software products. We also work with original equipment manufacturers to enable them to combine our software products with their products to form a single software application product. Some of our customers have requirements that can be met by a combination of our products and those of one or more of our partners. We sell in conjunction with these vendors in a variety of ways:


    - co-marketing with a technology partner to promote the fact that our products operate together;

    - co-selling with a partner in an arrangement where sales and service personnel from both organizations approach a customer in a coordinated sales process;

    - selling to reseller partners; and

    - selling to original equipment manufacturers that sell and support the combined product.

Many of our current and potential partners are looking to extend their current offerings to include additional Web-enablement, personalization and e-commerce features. We believe these relationships will provide us the opportunity to establish our platform in additional markets.

    EXPAND MARKET PRESENCE. We intend to increase our domestic and international market presence through a variety of marketing and sales programs designed to generate market awareness, penetrate target markets and help establish us as the leading provider of Internet customer relationship management solutions. We plan to increase spending on advertising, trade shows, seminars, industry events and direct marketing efforts. We also plan to devote marketing resources to expanding our channel relationships with systems integrators and technology partners. We intend to develop and promote the Dynamo brand alongside our partners' brands in all co-marketing relationships.

    PURSUE STRATEGIC ACQUISITIONS. We intend to pursue acquisitions of, or investments in, complementary businesses and technologies. In particular, we will seek to identify opportunities to acquire personnel that will help us to increase the breadth of our solution, provide us with additional technological expertise and expand our geographical presence.

PRODUCTS

    We offer an integrated suite of Internet customer relationship management applications. Our core product is Dynamo Application Server, a dynamic Web page generation engine and application server specifically designed to enable and support Web applications, that provides businesses with the platform and software tools to develop and deploy personalized, effective e-commerce Web sites. Our product suite also includes Dynamo Personalization Server, Dynamo Scenario Server and Dynamo Commerce Server. Each of the applications in our product suite can be purchased separately; however, the Dynamo Application Server is required to run each of our other applications. Dynamo Personalization Server is required to run Dynamo Scenario Server, and Dynamo Scenario Server is required to run Dynamo Commerce Server. We also sell software tools to enable rapid application development, as well as connector modules to integrate Dynamo products with content management systems. Our product suite is designed to meet the performance and scalability requirements of large-scale e-commerce Web sites. All of our products are based on Java.

    The diagram below illustrates the overall architecture of our product suite as well as the interfaces available to our customers and the channels available to their customers.

    The diagram illustrates the Dynamo application suite with horizontal, layered bars depicting Dynamo Application Server as the foundation; Dynamo Personalization Server as the second layer; Dynamo Scenario Server as the third layer; and Dynamo Commerce Server as the top layer. Integrated with each layer on the left side is the Dynamo Control Center connected to a list of the multi-user interfaces: business manager, developer, system administrator and designer. Integrated with each layer on the right side are customer modules connected to a list of multi-channel personalization: Web browser, e-mail, PDA, cellular telephone, pager, Web TV and fax.

    The following table briefly describes the products included in our Dynamo 5 e-Business Platform, including list prices and system requirements.

---------------------------------------------------------------------------------------------
           PRODUCT                      DESCRIPTION             LIST PRICE AND REQUIREMENTS
---------------------------------------------------------------------------------------------
APPLICATION SUITE
---------------------------------------------------------------------------------------------
Dynamo Application Server      An open and expandable Java-    $15,000 per CPU.
                               based platform designed for
                               the development and deployment
                               of high-performance, dynamic
                               Web applications.
---------------------------------------------------------------------------------------------
Dynamo Personalization Server  A platform designed to allow    $20,000 per CPU; requires
                               businesses to manage customer   Dynamo Application Server.
                               profiling and dynamic content
                               targeting. Ensures that the
                               right content gets to the
                               right users at the right time.
---------------------------------------------------------------------------------------------
Dynamo Scenario Server         A platform for defining,        $30,000 per CPU; requires
                               delivering and analyzing        Dynamo Application Server and
                               e-business scenarios, which     Dynamo Personalization Server.
                               are customized sequences of
                               targeted interactions that
                               allow businesses to create
                               customer relationships across
                               the entire lifecycle.
---------------------------------------------------------------------------------------------
Dynamo Commerce Server         A complete storefront solution  $35,000 per CPU; requires
                               for business-to-consumer and    Dynamo Application Server,
                               business-to-business            Dynamo Personalization Server
                               e-commerce. Enables businesses  and Dynamo Scenario Server.
                               to create personalized
                               shopping experiences within a
                               complete, rapidly deployable
                               online selling environment.
---------------------------------------------------------------------------------------------
TOOLS AND INTEGRATION MODULES
---------------------------------------------------------------------------------------------
Dynamo Control Center          An integrated interface to the  Single-seat licenses are
                               administrative, development     included with the servers
                               and business tools in the       listed above. $4,000 per seat
                               Dynamo                          for additional users.
                               e-Business Platform.
---------------------------------------------------------------------------------------------
Dynamo Connectors              Adaptors that provide direct    $10,000 per CPU.
                               integration with leading
                               content management systems and
                               other enterprise applications.
---------------------------------------------------------------------------------------------

    DYNAMO APPLICATION SERVER. The Dynamo Application Server is designed to provide businesses with the core application platform and software tools required to develop, deploy and manage personalized, effective Web sites for conducting business on the Internet. The Dynamo Application Server provides a common application platform for:

    - dynamically generating Web pages and managing user sessions;

    - supplying a framework of shared application services to connect and integrate each of the applications in our product suite;

    - managing the distribution of applications across multiple computers and providing an automatic recovery management system to prevent system failures; and

    - efficiently connecting to enterprise systems and third-party applications.

    Dynamo Application Server connects to Dynamo Control Center, a Web application development tool that allows developers and Web designers to build new applications and integrate third-party technologies.

    DYNAMO PERSONALIZATION SERVER. Dynamo Personalization Server coordinates, manages and centralizes the personalization functions of the Dynamo product suite. Dynamo Personalization Server enables business managers to segment users and target content based on new and pre-existing business rules. It adjusts and personalizes Web content on a real-time basis by combining explicit user data from existing customer management and marketing databases with implicit information gathered on Web navigation behavior.

    Dynamo Personalization Server performs the following functions:

    - PROFILE GATHERING. When a visitor first arrives at a Web site, a profile is created automatically for that visitor. If the visitor registers or logs in, the visitor's identity is added to the profile, preserving any profile information that was gathered up to that point. Dynamo Personalization Server tracks both explicit user profile data supplied by the user as well as implicit profile attributes derived from the user's behavior on the Web site. This information is combined with any existing information about the visitor from the company's internal databases.

    - SEGMENTATION AND CONTENT TARGETING. Dynamo Personalization Server enables business managers to segment visitors based on their profile data. Using business rules, content can be personalized and targeted to these groups of users. These business rules are created using the Dynamo Control Center.

    - CONTENT MANAGEMENT AND INTEGRATION. In addition to using Dynamo Personalization Server to target content residing on internal file systems, customers may purchase Dynamo Connectors to integrate Dynamo with leading content management systems and other enterprise applications. The Dynamo Connectors provide direct integration to leading content management systems such as those from Documentum and OpenText.

    - PERSONALIZED MESSAGING. Dynamo Targeted E-mail can be used with the Dynamo Personalization Server to send personalized messages to selected groups and individual Web site users.

    DYNAMO SCENARIO SERVER. Dynamo Scenario Server provides a platform for non-technical business managers to define, manage and analyze e-business scenarios, which are planned sequences of interactions with a specific customer or customer segment that enable businesses to manage long-term customer relationships. E-business scenarios can span a wide variety of customer interactions across multiple channels including customer acquisition and retention, product discounts and promotions, cross-sell and up-sell incentives, product fulfillment, and customer support functions. Dynamo Scenario Server features include:

    - "POINT-AND-CLICK" VISUAL INTERFACE. Dynamo Scenario Server features a point-and-click visual interface, integrated in the Dynamo Control Center, which enables non-technical business managers to define and manage e-business scenarios by manipulating graphical scenario elements. These elements include people, time, events, conditions and actions. This visual interface allows the managers to create and manage e-business initiatives without requiring skilled computer programming personnel.

    - TIGHT INTEGRATION WITH DYNAMO PERSONALIZATION AND COMMERCE SERVERS. Dynamo Scenario Server is tightly integrated with the Dynamo Personalization Server and Dynamo Commerce Server products, so that e-business scenarios can automatically take advantage of information and configurations in those products. For example, e-business scenarios can be defined to only apply to customer segments that are identified through the Dynamo Personalization Server. When used in conjunction with Dynamo Commerce Server, e-business scenarios automatically present commerce related events and actions such as purchasing events and shopping cart discounts, integrated reporting and graphing.

    - SCENARIO TEMPLATES. Dynamo Scenario Server allows the creation and use of Scenario Templates, which are reusable, pre-built e-business scenarios that omit a small number of parameters. When a Scenario Template is re-used, the business manager is asked for the omitted parameters and the scenario is created. Scenario Templates enable business managers to quickly initiate commonly used scenarios and to simplify the creation of scenarios for less sophisticated users.


    DYNAMO COMMERCE SERVER. Dynamo Commerce Server is a flexible solution enabling businesses to deploy and manage large-scale, personalized, e-commerce storefronts. Dynamo Commerce Server delivers product catalog content and scenario-based, promotional merchandising programs to manage the online shopping experience. It is designed to integrate with existing customer database, inventory, order processing, payment and fulfillment systems operated by many large organizations. In addition, Dynamo Commerce Server provides administration features that allow e-commerce storefronts to be operated independently by various managers throughout an organization. The new Dynamo 5 version of Dynamo Commerce Server has been enhanced to offer gift registries, coupons, carts and shipping addresses, support for multiple currencies and an improved administration interface. The new Dynamo Commerce Server is also tightly integrated with Dynamo Scenario Server so that commerce transactions and merchandising features can interact effectively with e-business scenarios. Dynamo Commerce Server features also include:


    - COMPLETE E-COMMERCE STOREFRONT SOLUTION. Dynamo Commerce Server provides a comprehensive set of e-commerce storefront functions including catalog, shopping cart, order processing, built-in search capabilities and user registration. Business managers can customize the layout, look and feel, navigation and functionality of their storefronts through point and click interfaces and through customized Web page templates. Dynamo Commerce Server supports both business-to-business and business-to-consumer e-commerce.

    - ENVIRONMENT FOR PERSONALIZED SELLING. Web sites built on Dynamo Commerce Server can be designed to deliver targeted merchandising campaigns based on user profiles gathered through Dynamo Personalization Server and driven by e-business scenarios defined through Dynamo Scenario Server. Since Dynamo Commerce Server uses both implicit and explicit profiles, content can be targeted to both anonymous and recognized visitors. Reporting functionality allows marketing personnel to gather real-time feedback on the effectiveness of various targeting and merchandising strategies.

    - FLEXIBLE ORDER PROCESSING. Dynamo Commerce Server provides core order processing functionality that can be integrated with a wide variety of transaction models and existing business processes. Through the use of our integration modules, customers can incorporate business systems into the order processing flow at a number of stages as products are browsed, selected and purchased.

    - CUSTOMIZATION, MAINTAINABILITY AND DAY-TO-DAY MANAGEMENT. Dynamo Commerce Server allows business managers, designers and programmers to independently maintain and manage the various aspects of the Web site relating to their particular expertise. Dynamo Commerce Server has an administrative interface, integrated into the Dynamo Control Center, so business managers can control product presentation, pricing and promotions. Designers can directly customize Web site templates upon which the site is built. The open, modular architecture makes it easy for programmers to extend and modify functionality. This separation simplifies deployment and ongoing maintenance.

SERVICES


    We provide a variety of consulting, design, application development, integration and training and support services in conjunction with our products through our Innovation Solutions and Express Services offerings.



    INNOVATION SOLUTIONS. Innovation Solutions services consist of customized application design, development and integration services and are ordinarily provided on a fixed-price basis. We have extensive experience in developing, designing and deploying large-scale Web applications. Our Innovation Solutions services are provided to clients with complex requirements that seek advanced solutions that are not commercially available to extend the capabilities and features of their systems. As well as being a core component of our business, Innovation Solutions projects provide us with an understanding of emerging customer requirements and insights for new product developments. We typically select projects that we believe may provide the technical and functional foundation for our future products and services.


    EXPRESS SERVICES. Express Services consist of high level consulting and enabling support services such as system architectural design, project management, Web site design, and technical training and support. Express Services are ordinarily provided on a time and materials basis. Our Express Services are provided to assist systems integrators, development partners and customers to rapidly develop and deploy Dynamo-based applications and systems. Our objective is to deploy our Express Services quickly and efficiently to reduce the time and effort required by our partners and customers to successfully deploy Dynamo applications. Our Express Services are priced on a per day basis.

    CUSTOMER SUPPORT AND MAINTENANCE. We offer four levels of customer support ranging from our free support program, which is available for 60 days after a product has been purchased, to our Premier Support Program, which includes telephone support 24 hours a day, seven days per week, for customers deploying mission critical applications. Customers are entitled to receive software updates, maintenance releases and technical support for an annual maintenance fee of 20% to 30% of the then-current list price of the licensed product.

    TRAINING. We provide a broad selection of training for customers and partners, including programming classes covering all of the components of our product suite. Training is priced on a per day basis. Fees vary for standard public training classes and on-site private training classes.

CUSTOMERS


    We have delivered e-business solutions to more than 530 companies worldwide. Our principal target markets are Global 2000 companies, as published by Forbes, as well as leading companies using the Internet as a primary business channel. Our customers represent a broad spectrum of enterprises within diverse industry sectors. The following is a partial list of customers that have purchased licenses and/or professional services from us:



CONSUMER RETAIL                        MANUFACTURING
BlueLight.com                          3M
CareSoft                               Abbott Laboratories
J.Crew                                 Eastman Kodak
Target                                 Procter & Gamble
Walgreens                              TECHNOLOGY
FINANCIAL SERVICES                     BellSouth
John Hancock Funds, Inc.               Informix
KeyBank                                Network Solutions
Scudder Kemper Investments             Newbridge Networks
INTERNATIONAL                          Sun Microsystems
Direckt Analge Bank                    TRAVEL, MEDIA AND ENTERTAINMENT
Gameplay                               BMG Direct
Kingfisher                             Hilton Hotels
INTERNET                               MTVi
Loudcloud                              Sony Online Entertainment
TechRepublic
TheStreet.com


TECHNOLOGY

    We believe we are a technology leader in providing Internet customer relationship management solutions. Our technology leadership has been evidenced by product awards and recognition by industry commentators. We believe our technology enables our customers to create, deploy and maintain large-scale, personalized e-commerce Web applications in less time and at a lower cost than existing alternatives. We believe that our products have the following technological advantages:

    JAVA FOUNDATION


    Our products are written entirely in Java and support Java programming for customization and extension, except for a few integration and installation modules that can be implemented only in conventional programming languages. We have performed internal tests to certify that our Dynamo 5 e-Business Platform supports the J2EE standards established by Sun Microsystems.


    We believe that our Java implementation results in the following benefits:

    - STRONG COMPONENT MODEL. Java provides a component standard known as "JavaBeans," which enables developers to segment their code into discrete, well-defined units which can be assembled in a "building block" fashion to create new applications. JavaBeans' modularity makes it easier to create reusable software as well as maintain existing systems.

    - PLATFORM NEUTRALITY. Java's portability allows our applications to be run on virtually any major computer system without modification. This portability eliminates porting costs normally required to support multiple platforms or to change platforms, while allowing us to release products on major platforms simultaneously.


    - ENTERPRISE INTEGRATION. We believe that Java's portability and direct support for distributed applications are helping Java to become the de facto standard language for enterprise system integration. We expect that Sun Microsystems' establishment of J2EE standards will make integration even easier for those enterprise systems that support J2EE specifications.


    - FEWER PROGRAMMING ERRORS. Java's automatic memory management reduces memory corruption errors, which typically represent the most costly and difficult software "bugs" in conventional compiled languages such as C or C++.

    - ACCELERATED DEVELOPMENT. We believe that the above features, combined with the broad availability of high-quality Java development tools, result in faster development time.

    MODULAR, STANDARDS-BASED COMPONENT ARCHITECTURE

    One of the key features of our product architecture is its high degree of modularity, achieved by building additional functionality on top of the JavaBeans component technology. Customizations and extensions built by our customers or partners using industry standard JavaBean components can be managed by Dynamo Application Server. Dynamo Application Server enhances the naming, configuration and lifecycle of each component, allowing components to be added, extended, duplicated or replaced without recompilation of the rest of the system. The modularity of our component technology allows our products to be adapted to meet future business needs. In contrast, producers of non-modular products must try to anticipate and develop additional functionality at the time that they market their products.

    One of the most powerful uses of our component technology is to integrate our software with external enterprise systems. We provide reference implementations of integration components while enabling our customers and partners to easily replace our reference components with new components that provide the same function but integrate with their existing systems. We adhere to industry standards to enable our products to leverage technologies produced by third parties and to protect the development investments of our partners and customers.

    PERFORMANCE, SCALABILITY AND RELIABILITY

    Our products have a layered architecture. Dynamo Personalization Server is built on top of Dynamo Application Server, Dynamo Scenario Server is built on top of Dynamo Personalization Server, and Dynamo Commerce Server is built on top of Dynamo Scenario Server. We believe that the integration of Dynamo Application Server with our other products yields significant benefits, particularly in performance, scalability and reliability.

    Dynamo Application Server uses page compilation technology to enhance the performance of Web page generation. In most dynamic page generation servers, a Web page is generated from an HTML template, a Web page that is mostly standard HTML content with special embedded instructions to generate the dynamic portions of the page. We utilize this basic page template model, but unlike most other servers, Dynamo Application Server converts the HTML template into Java source code and compiles it into executable binary classes. This page compilation technology improves the speed at which Dynamo Application Server can generate and serve dynamic Web pages.

    Scalability is a term used to describe the ability of an application to handle greater load when additional hardware is added to a system. Scalability is particularly important for e-commerce applications where demand can grow dramatically and unpredictably. Dynamo handles scalability across computers through a dynamic session-based load management system in which multiple copies of the application are run on multiple computers. This load distribution scheme has the advantage of accommodating additional users by adding more computers. Our load management technology also enables our applications to handle computer hardware failures automatically and without interrupting the user's experience. If a computer fails, users are automatically reassigned to another running computer.

RESEARCH AND DEVELOPMENT


    Our research and development group is responsible for product management, core technology, product architecture, product development, quality assurance, documentation and third-party software integration. This group also assists with pre-sale and customer support activities referred from the Express Services group and quality assurance tasks supporting the Innovation Solutions group.


    Since we began focusing on selling software products in 1996, the majority of our research and development activities have been directed towards creating new versions of our products which extend and enhance competitive product features, particularly in the areas of integrating our products with external enterprise systems, supporting emerging industry standards and creating more powerful user interfaces to our products. The systems we integrate with include relational databases, content management systems and credit card payment servers. The industry standards we support include Java Servlets, a standard for constructing Web pages using the Java programming language; J2EE standards for developing modular Java programs that can be accessed over a network; and Simple Network Management Protocol, a standard for remotely monitoring the operation of a system.

SALES AND MARKETING

    Our principal target markets are Global 2000 companies and leading companies using the Internet as a primary business channel. We target these potential customers through our direct sales force and through arrangements with systems integrators, Web developers, original equipment manufacturers and other technology partners. We currently have more than 230 system integrators and technology partners.

    We employ one group of sales professionals who are compensated based on product sales made directly to end-users, a second group of regional service account managers who are compensated based on service sales made directly to end-users and a third group of sales professionals who are compensated based on sales made through co-selling efforts with our systems integrator partners. We train and assist systems integrators in promoting, selling, deploying, extending and supporting our products. The objective of this strategy is to establish close product relationships directly with our customers and to motivate systems integrators to adopt the Dynamo technology and suite of products on Internet and Web-based projects for their clients.


    In addition, we have initiated a strategy to co-market our products with technology partners and to sell our products through original equipment manufacturers. We intend to increase sales of our products by entering into similar relationships with additional technology partners and original equipment manufacturers.


    Our co-marketing relationships are with major systems integrators that serve the market for information system products and services. The objective of this co-marketing strategy is to motivate systems integrators to adopt the Dynamo technology and suite of products on Web-based projects for their clients. We train and assist our systems integration partners to enable them to deploy, extend and support our products.

    Set forth below is a partial list of organizations with which we have selling and marketing relationships:



NORTH AMERICA                          Luminant
Adobe Systems                          marchFIRST
Cap Gemini Ernst & Young               Modem Media
Centrifusion                           Organic
Context Integration                    PricewaterhouseCoopers
CSC                                    Sapient
Deloitte Consulting                    Sun Microsystems
Documentum                             INTERNATIONAL
E.piphany                              Digital Channel Partners
Fort Point Partners                    E-TREE
Informix                               Fi SYSTEM
Inventa                                Icon Medialab
Interwoven                             MATERNA
iXL                                    Quidnunc
KPMG


    As of September 30, 2000, we had sales personnel located at our offices in Australia, Canada, England, France, Germany, Hong Kong, the Netherlands and Sweden. During the past year, we have established relationships with new international partners and have added key international accounts. We intend to continue our international expansion by working with additional global and local partners and by creating additional local infrastructure to provide direct sales, service and marketing. While we will continue to focus our international sales efforts principally on Europe, we also will seek to expand our presence in the Asia/Pacific region, including Japan and Singapore.

COMPETITION

    The market for Internet customer relationship management solutions is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. We have three primary sources of competition:

    - in-house development efforts by potential customers or partners;

    - Internet applications software vendors, such as Blue Martini, BroadVision and Vignette; and

    - platform application server products and vendors, such as BEA Systems, IBM's Websphere products, and Microsoft, among others.

We also compete in the platform application server market with the Netscape/Sun Alliance iPlanet Application Server product, which is partially controlled by Sun Microsystems. Sun is one of our customers and co-marketing partners.

    We believe the primary factors upon which we compete are the functionality and expandability of our products, the extent to which our products integrate with other systems, our prices and our ability to provide quality services to assist our customers and partners. We believe that we have competitive advantages that differentiate our products and services from those of our competitors. Our application suite provides improved time-to-market and lower cost of ownership in comparison to in-house development efforts. We believe the expandability and scalability of our application server-based platform, as well as our product features, provide us an advantage over other Internet application software vendors. We believe the functionality provided by the personalization and e-commerce components of the Dynamo application suite gives us a competitive advantage over platform application server vendors.

    Despite these advantages, many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to undertake more extensive promotional activities, offer more attractive pricing and purchase terms, and bundle their products in a manner that would put us at a competitive disadvantage.

    Competition could materially and adversely affect our ability to obtain revenues from license fees from new or existing customers and professional services revenues from existing customers. Further, competitive pressures could require us to reduce the price of our software products. In either case, our business, operating results and financial condition would be materially and adversely affected.

PROPRIETARY RIGHTS AND LICENSING

    Our success and ability to compete depend on our ability to develop and protect the proprietary aspects of our technology and to operate without infringing on the proprietary rights of others. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our proprietary technology. These legal protections afford only limited protection for our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license, "click through" or "shrink wrap" agreements, which impose restrictions on the licensee's ability to use the software, such as prohibiting reverse engineering and limiting the use of copies. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than legal protections to establish and maintain a technology leadership position.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect proprietary rights to as great an extent as the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.


    In addition, our software is written in the Java programming language developed by Sun Microsystems and we incorporate J2EE, Java Runtime Environment, Java Naming and Directory Interface, Java Servlet Development Kit, Java Foundation Classes, JavaMail and JavaBeans Activation Framework into our products under licenses granted to us by Sun. Our Dynamo 5 e-Business Platform has been designed to support Sun's J2EE standards. If Sun were to decline to continue to allow us to use these technologies for any reason, we would be required to (a) license the equivalent technology from another source,
(b) rewrite the technology ourselves, or (c) rewrite portions of our software to accommodate the change or no longer use the technology.

EMPLOYEES

    As of September 30, 2000, we had a total of 704 employees. Of our employees, 134 were in research and development, 230 in sales and marketing, 245 in professional services and 95 in finance and administration. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

PROPERTIES


    Our headquarters are currently located in a leased facility in Cambridge, Massachusetts, consisting of approximately 60,000 square feet. In August 2000 we entered into a lease for approximately 30,000 square feet in another facility in Cambridge, Massachusetts, and in June 2000 we entered into a lease for approximately 42,000 square feet in Waltham, Massachusetts. We believe these facilities will meet our needs through the first quarter of 2001. We are seeking to locate additional space in the greater Boston area. We also lease offices for sales and support personnel in three additional domestic locations as well as in eight foreign countries.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    Our executive officers and directors, and their respective ages and positions as of October 30, 2000, are set forth below:



NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
Jeet Singh...........................     37      Chief Executive Officer and Director
Joseph T. Chung......................     35      Chief Technology Officer, Treasurer and Chairman of the
                                                  Board
Paul G. Shorthose....................     43      President and Chief Operating Officer
Ann C. Brady.........................     37      Chief Financial Officer and Vice President, Finance
William Wittenberg...................     41      Senior Vice President, Product Development
Lauren J. Kelley.....................     41      Senior Vice President, Worldwide Sales
Ian Reid.............................     48      Vice President, Marketing
Scott A. Jones.......................     40      Director
Charles R. Lax(1)....................     41      Director
Thomas N. Matlack(1)(2)..............     35      Director
Phyllis S. Swersky(1)(2).............     48      Director
Robert F. Walters....................     51      Director


------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JEET SINGH co-founded our company with Joseph Chung in 1991 and is Chief Executive Officer and a member of our board of directors. Previously, Mr. Singh held marketing positions with Boston Technology, Inc., a manufacturer of advanced voice processing computers, Team Technologies, a Washington, D.C.-based consulting firm specializing in workgroup productivity, and Groupe Bull/Bull Corporation of America.

    JOSEPH T. CHUNG co-founded our company with Mr. Singh in 1991 and is Chief Technology Officer, Treasurer and Chairman of our board of directors. Previously, Mr. Chung was the technical director and chief technology designer of the hyperinstrument group at the MIT Media Lab and held engineering positions at Apple Computer and Digital Equipment Corporation.

    PAUL G. SHORTHOSE has been Chief Operating Officer since June 1999 and President since February 2000. From July 1998 to June 1999, he was Vice President of Marketing and Business Development for Context Integration, Inc., a software-related consulting services company. From August 1997 to July 1998, Mr. Shorthose served as our Vice President, Worldwide Services. From April 1992 to August 1997, Mr. Shorthose was Vice President/General Manager for the Northeast U.S. and Canada Professional Services Organization, a software consulting group of Sybase, Inc.

    ANN C. BRADY has been Chief Financial Officer since April 1999 and Vice President, Finance since January 1998. From May 1997 to January 1998, she was Director of Finance. From 1992 to May 1997, Ms. Brady was head of Finance and Accounting for HPR, Inc., a software and consulting services company, subsequently acquired by McKesson/HBOC.

    WILLIAM WITTENBERG has been Senior Vice President, Product Development since March 1998. From April 1996 to March 1998, he was Vice President, Engineering. From 1991 to January 1995, Mr. Wittenberg was Director of Product Management and User Interface Design for Lotus Development Corporation.

    LAUREN J. KELLEY has been Senior Vice President, Worldwide Sales since February 2000. From December 1996 to February 2000, she was Vice President, Sales. From September 1996 to December 1996, she worked as a consultant to the company on the European market. From July 1995 to December 1996, Ms. Kelley was a Principal with TechConnect Strategies, Inc., an international business development firm. From January 1994 to July 1995, Ms. Kelley was General Manager at Borland International in Paris, France.

    IAN REID has been Vice President, Marketing since March 2000. From November 1998 to March, 2000 he was an independent marketing consultant for internet industry companies. From May 1996 to October 1998, he was Vice President, Field and Channel Marketing for Open Market, Inc., an internet e-commerce company. From 1992 to 1996, Mr. Reid was Vice President, Marketing for Advanced Visual Systems Inc., a visualization software company.

    SCOTT A. JONES has been a member of our board of directors since
November 1997. Since co-founding Escient, Inc., a company focusing on Internet applications related to entertainment in the home, in July 1996, Mr. Jones has served as its Chief Executive Officer and Chairman. After co-founding Boston Technology, Inc. in 1986, Mr. Jones served as its Chairman and Chief Scientist until 1992. Since 1994, he has also been a principal of Threshold Technologies, Inc., a consulting firm, and King Air Charters, Inc., an air charter company. Mr. Jones also serves on the board of HIE, Inc., a software integration services company.


    CHARLES R. LAX has been a member of our board of directors since
December 1997. Since July 1999, Mr. Lax has been General Partner of SOFTBANK Capital Partners and Managing Director of SOFTBANK Capital since November 1997. From March 1996 to November 1997, he was Vice President at SOFTBANK
Holdings Inc. Mr. Lax also serves on the boards of 1-800-Flowers.com, Inc., Global Sports, Inc., a sports equipment company, Interliant, Inc., an Internet hosting service company, and Webhire, Inc., a human resources staffing software company.


    THOMAS N. MATLACK has been a member of our board of directors since
November 1997. Since August 1998, he has been a Managing Partner at Megunticook Management LLC, a private investment fund. From 1992 to February 1997, he held various positions with the Providence Journal Company, including Chief Financial Officer from April 1996 to February 1997, Vice President, Finance from
September 1995 to April 1996, and Director, Financial Planning and Analysis from 1992 to September 1995.


    PHYLLIS S. SWERSKY has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses, since 1995. She was the President of The Net Collaborative, Inc., an Internet systems integration company, from 1996 to 1997. She served as President of Work/Family Directions, Inc., a provider of employee benefits programs, from 1992 through 1995. Prior to 1992 she was Executive Vice President and Chief Financial Officer of AICorp, Inc. and Cullinet Software, Inc., computer software companies. Ms. Swersky also serves as a director of Investor Financial
Services, Inc.


    ROBERT F. WALTERS has been Senior Vice President and Chief Information Officer of the John Hancock Financial Services since 1995. Prior to Hancock, Mr. Walters held various key positions at Citibank, both domestically and overseas. Before joining Citibank, Mr. Walters held various senior technology management positions at Bankers Trust Co. and Marine Midland Bank.

    Our board of directors is divided into three classes, with the members of each class serving for a staggered three-year term. Our board currently consists of two Class I directors, three Class II directors and two Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors (Ms. Swersky and Mr. Walters) expires at the annual meeting of stockholders to be held in 2003. The term of the Class II directors (Messrs. Jones, Lax and Matlack) expires at the annual meeting of stockholders to be held in 2001. The term of the Class III directors (Messrs. Chung and Singh) expires at the annual meeting of stockholders to be held in 2002.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information about the beneficial ownership of our common stock on October 30, 2000 by:


    - each person or entity who is known by us to own beneficially more than five percent of our common stock;

    - each of our directors and executive officers; and

    - all of our directors and executive officers as a group.

Each of the selling stockholders is either a director or an executive officer of our company.


    Each person named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each person named in the table is c/o Art Technology Group, Inc., 25 First Street, Cambridge, Massachusetts 02141. Shares included under "Right to Acquire" consist of shares purchasable pursuant to options that are vested or will vest within 60 days after October 30, 2000.



                                    SHARES BENEFICIALLY OWNED
                                         BEFORE OFFERING
                          ----------------------------------------------                SHARES BENEFICIALLY
                                                                           NUMBER OF   OWNED AFTER OFFERING
                                        RIGHT TO                            SHARES     ---------------------
NAME OF BENEFICIAL OWNER  OUTSTANDING   ACQUIRE      TOTAL      PERCENT     OFFERED      TOTAL      PERCENT
------------------------  -----------   --------   ----------   --------   ---------   ----------   --------
Jeet Singh.............    6,484,000         --     6,484,000      9.6%     200,000     6,284,000      8.7%
Joseph T. Chung........    6,428,432         --     6,428,432      9.5      200,000     6,228,432      8.7
Scott A. Jones.........      682,083     15,000       697,083      1.0      100,000       597,083        *
William Wittenberg.....      302,741    211,438       514,179        *      100,000       414,179        *
Lauren J. Kelley.......       41,577    107,712       149,289        *       10,000       139,289        *
Ann C. Brady...........       45,027     69,583       114,610        *       50,000        64,610        *
Paul G. Shorthose......        2,281    355,000       357,281        *       60,000       297,281        *
Phyllis S. Swersky.....        2,200     10,000        12,200        *           --        12,200        *
Robert F. Walters......           28     10,000        10,028        *           --        10,028        *
Ian Reid...............           --     40,000        40,000        *           --        40,000        *
Charles R. Lax.........           --     15,000        15,000        *        5,000        10,000        *
Thomas N. Matlack......           --      5,000         5,000        *           --         5,000        *
All executive officers
  and directors as a
  group (12 persons)...   13,988,369    838,733    14,827,102     21.6      725,000    14,102,102     19.4


------------------------

*   Less than one percent.


    Mr. Singh and Mr. Chung each hold their shares in trusts of which they are the respective sole trustees with sole vesting and dispositive power.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we and the selling stockholders have agreed
to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of our common stock:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co.........................................
Chase Securities Inc........................................
U.S. Bancorp Piper Jaffray Inc..............................

                                                              ---------
        Total...............................................  4,725,000
                                                              =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.


    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 708,750 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


    The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $   per share. The
underwriters and the selling group members may allow a discount of $    per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions
  paid by us............................     $                $                $                $

Expenses payable by us..................     $                $                $                $

Underwriting Discounts and Commissions
  paid by selling stockholders..........     $                $                $                $

The selling stockholders will not pay any expenses of this offering, other than the underwriting discounts and commissions for the shares they sell and for any expenses of separate counsel or other advisors they engage.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of stock options outstanding on the date hereof, grants of employee stock options pursuant to our stock incentive plans in effect on the date hereof, and issuances of up to an aggregate of 1,000,000 shares of common stock in connection with acquisitions.


    Our directors and executive officers, including all of the selling stockholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. The foregoing restrictions do not apply to shares of our common stock that our directors and executive officers acquire in the open market.

    We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in that respect.

    Our common stock is traded on The Nasdaq Stock Market's National Market under the symbol "ARTG."

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


    The validity of the shares of common stock being offered will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.


                                    EXPERTS

    The consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at HTTP://WWW.SEC.GOV.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INFORMATION WE ARE INCORPORATING BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

    (1) our Annual Report on Form 10-K for the year ended December 31, 1999;


    (2) our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000, March 31, 2000 and September 30, 2000;


    (3) our Current Reports on Form 8-K dated March 7, 2000 and October 26,
       2000;

    (4) all of our filings pursuant to the Securities Exchange Act of 1934 after the date of filing of the initial registration statement and prior to effectiveness of the registration statement; and

    (5) the description of our common stock contained in our Registration Statement on Form 8-A dated July 12, 1999.

    You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                           Art Technology Group, Inc.
                                25 First Street
                         Cambridge, Massachusetts 02141
                    Attention: Investor Relations Department
                           Telephone: (617) 386-1000

                           ART TECHNOLOGY GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Public Accountants....................     F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and September 30, 2000 (Unaudited)........................     F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999 and the Nine Months Ended
  September 30, 1999 and 2000 (Unaudited)...................     F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1997, 1998 and 1999 and
  the Nine Months Ended September 30, 2000 (Unaudited)......     F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998
  and 1999 and the Nine Months Ended September 30, 1999 and
  2000 (Unaudited)..........................................     F-6
Notes to Consolidated Financial Statements..................     F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Art Technology Group, Inc.:


    We have audited the accompanying consolidated balance sheets of Art Technology Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Art Technology Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP

Boston, Massachusetts
  January 24, 2000 (except with
  respect to the matters discussed in
  Notes 6(a) and 7(b), as to which the
  dates are March 10, 2000 and
  February 22, 2000)

                           ART TECHNOLOGY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         2000
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  4,093   $124,711      $ 70,065
  Marketable securities.....................................        --      5,137        63,965
  Accounts receivable, net of reserves of approximately
    $250, $460 and $2,165 at December 31, 1998 and 1999 and
    September 30, 2000, respectively........................     2,318     12,539        33,001
  Unbilled services.........................................       291        782         1,074
  Prepaid expenses and other current assets.................       113      1,908         3,801
                                                              --------   --------      --------
      Total current assets..................................     6,815    145,077       171,906
Property and Equipment, Net.................................       842      5,465        16,404
Long-Term Marketable Securities.............................        --     19,394        12,412
Other Assets................................................       109      7,799        15,560
                                                              --------   --------      --------
                                                              $  7,766   $177,735      $216,282
                                                              ========   ========      ========
           LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current maturities of long-term obligations...............  $    347   $  3,000      $  2,250
  Accounts payable..........................................       720     11,285        11,850
  Accrued expenses..........................................     1,220      4,728        18,454
  Deferred revenue..........................................       878      8,337        17,179
                                                              --------   --------      --------
      Total current liabilities.............................     3,165     27,350        49,733
Deferred Income Taxes.......................................        --         --         1,015
Long-Term Obligations, Less Current Maturities..............       322      4,000         2,500
Commitments and Contingencies (Note 7)
Redeemable Convertible Preferred Stock......................     8,313         --            --
Stockholders' Equity (Deficit):
  Preferred stock, $0.01 par value
    Authorized--no shares at December 31, 1998 and
      10,000,000 shares at December 31, 1999 and
      September 30, 2000
    Issued and outstanding--no shares at December 31, 1998
      and 1999 and September 30, 2000.......................        --         --            --
  Preferred stock, $0.01 par value
    Authorized--10,000,000 shares at December 31, 1998 and
      no shares at December 31, 1999 and September 30, 2000
    Series A and Series C convertible preferred stock--
      Designated--3,300,000 shares at December 31, 1998 and
      no shares at December 31, 1999 and September 30, 2000
      Issued and outstanding--2,756,789 shares at
      December 31, 1998 and no shares at December 31, 1999
      and September 30, 2000................................     2,861         --            --
  Common stock, $0.01 par value
    Authorized--25,000,000 shares at December 31, 1998,
      100,000,000 shares at December 31, 1999 and
      500,000,000 shares at September 30, 2000
    Issued and outstanding--18,256,110 shares at
      December 31, 1998, 65,551,024 shares at December 31,
      1999 and 67,606,654 shares at September 30, 2000,
      respectively..........................................       183        656           677
  Additional paid-in capital................................     5,948    178,218       186,684
  Deferred compensation.....................................    (1,692)    (3,628)       (2,737)
  Accumulated deficit.......................................   (11,334)   (28,861)      (21,590)
                                                              --------   --------      --------
      Total stockholders' equity (deficit)..................    (4,034)   146,385       163,034
                                                              --------   --------      --------
                                                              $  7,766   $177,735      $216,282
                                                              ========   ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ART TECHNOLOGY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                                NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                              ------------------------------   --------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   ---------
                                                                                   (UNAUDITED)
Revenues:
  Product license...........................  $  1,866   $ 4,059    $ 18,590   $ 9,372    $ 74,291
  Services..................................     4,592     8,078      13,487     9,421      26,220
                                              --------   -------    --------   -------    --------
    Total revenues..........................     6,458    12,137      32,077    18,793     100,511
                                              --------   -------    --------   -------    --------
Cost of Revenues:
  Product license...........................        64        30       8,160        23       2,481
  Services..................................     3,133     5,020      10,232     6,646      21,973
                                              --------   -------    --------   -------    --------
    Total cost of revenues..................     3,197     5,050      18,392     6,669      24,454
                                              --------   -------    --------   -------    --------
    Gross profit............................     3,261     7,087      13,685    12,124      76,057
                                              --------   -------    --------   -------    --------
Operating Expenses:
  Research and development..................     3,661     3,355       6,343     4,233      12,452
  Sales and marketing.......................     2,287     4,074      15,921     8,134      45,922
  General and administrative................     1,418     2,291       5,323     3,150      14,525
  Stock-based compensation..................        --       107       1,127       823         886
                                              --------   -------    --------   -------    --------
    Total operating expenses................     7,366     9,827      28,714    16,340      73,785
                                              --------   -------    --------   -------    --------
    Income (loss) from operations...........    (4,105)   (2,740)    (15,029)   (4,216)      2,272
Interest Income.............................         6        54       2,018       682       6,699
Interest Expense............................      (129)     (165)       (121)     (121)         --
                                              --------   -------    --------   -------    --------
    Income (loss) before provision for
      income taxes..........................    (4,228)   (2,851)    (13,132)   (3,655)      8,971
Provision for Income Taxes..................        --        --          --        --       1,700
                                              --------   -------    --------   -------    --------
    Net income (loss).......................    (4,228)   (2,851)    (13,132)   (3,655)      7,271
Accretion of Dividends, Discount and
  Offering Costs on Preferred Stock.........      (214)   (1,594)     (4,395)   (4,395)         --
                                              --------   -------    --------   -------    --------
    Net income (loss) available for common
      stockholders..........................  $ (4,442)  $(4,445)   $(17,527)  $(8,050)   $  7,271
                                              ========   =======    ========   =======    ========
Net Income (Loss) Per Share:
  Basic.....................................  $  (0.25)  $ (0.25)   $  (0.45)  $ (0.27)   $   0.11
                                              ========   =======    ========   =======    ========
  Diluted...................................     (0.25)    (0.25)      (0.45)    (0.27)       0.10
                                              ========   =======    ========   =======    ========
Weighted Average Common Shares Outstanding:
  Basic.....................................    17,744    17,934      38,777    30,354      67,055
                                              ========   =======    ========   =======    ========
  Diluted...................................    17,744    17,934      38,777    30,354      73,361
                                              ========   =======    ========   =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ART TECHNOLOGY GROUP, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                    SERIES A CONVERTIBLE    SERIES C CONVERTIBLE
                                       PREFERRED STOCK         PREFERRED STOCK           COMMON STOCK
                                    ---------------------   ---------------------   ----------------------   ADDITIONAL
                                    NUMBER OF    CARRYING   NUMBER OF    CARRYING   NUMBER OF    $0.01 PAR    PAID-IN
                                      SHARES      VALUE       SHARES      VALUE       SHARES       VALUE      CAPITAL
                                    ----------   --------   ----------   --------   ----------   ---------   ----------
Balance, December 31, 1997........  1,300,000     $ 501     1,209,875    $ 1,960    17,813,400     $178       $    191
Sale of Series C convertible
  preferred stock.................         --        --       246,914        400           --        --             --
Issuance costs related to sale of
  Series D redeemable convertible
  preferred stock.................         --        --            --         --           --        --             --
Accretion of Series B and
  Series D redeemable convertible
  preferred stock to redemption
  value...........................         --        --            --         --           --        --             --
Exercise of stock options.........         --        --            --         --      442,710         5             68
Deferred compensation related to
  stock option grants.............         --        --            --         --           --        --          1,799
Amortization of deferred
  compensation....................         --        --            --         --           --        --             --
Warrants issued in connection with
  the sale of Series D redeemable
  convertible preferred stock.....         --        --            --         --           --        --          2,775
Issuance of Series B redeemable
  convertible preferred stock
  warrants........................         --        --            --         --           --        --          1,053
Grants of options to consultants
  (Note 6(b)).....................         --        --            --         --           --        --              4
Issuance of warrants (Note
  3(b))...........................         --        --            --         --           --        --             58
Net loss..........................         --        --            --         --           --        --             --
                                    ----------    -----     ----------   -------    ----------     ----       --------
Balance, December 31, 1998........  1,300,000       501     1,456,789      2,360    18,256,110      183          5,948
Accretion of Series B and
  Series D redeemable convertible
  preferred stock redemption
  value...........................         --        --            --         --           --        --             --
Exercise of stock options.........         --        --            --         --    1,956,820        20            815
Exercise of warrant...............         --        --            --         --      314,476         3             (3)
Deferred compensation related to
  stock option grants.............         --        --            --         --           --        --          3,063
Amortization of deferred
  compensation....................         --        --            --         --           --        --             --
Conversion of preferred stock into
  common stock....................  (1,300,000)    (501)    (1,456,789)   (2,360)   31,419,278      314         13,436
Common stock issued to the holders
  of Series C convertible
  preferred stock and Series D
  redeemable convertible preferred
  stock in lieu of special
  payments (Note 5)...............         --        --            --         --      242,500         2          1,817
Initial and secondary public
  offerings of common stock.......         --        --            --         --    13,361,840      134        153,142
Net loss..........................         --        --            --         --           --        --             --
                                    ----------    -----     ----------   -------    ----------     ----       --------
Balance, December 31, 1999........         --        --            --         --    65,551,024      656        178,218
Exercise of stock options
  (unaudited).....................         --        --            --         --    1,876,531        19          4,510
Employee stock purchase plan
  (unaudited).....................         --        --            --         --      179,099         2          1,881
Options issued in connection with
  acquisition of Toronto
  Technology Group, Inc.
  (unaudited).....................         --        --            --         --           --        --          2,212
Amortization of deferred
  compensation (unaudited)........         --        --            --         --           --        --             --
Reversal of deferred compensation
  (unaudited).....................         --        --            --         --           --        --           (137)
Net income (unaudited)............         --        --            --         --           --        --             --
                                    ----------    -----     ----------   -------    ----------     ----       --------
Balance, September 30, 2000
  (unaudited).....................         --     $  --            --    $    --    67,606,654     $677       $186,684
                                    ==========    =====     ==========   =======    ==========     ====       ========


                                                                   STOCKHOLDERS'
                                      DEFERRED      ACCUMULATED       EQUITY
                                    COMPENSATION      DEFICIT        (DEFICIT)
                                    -------------   ------------   -------------
Balance, December 31, 1997........     $    --        $ (6,890)      $ (4,060)
Sale of Series C convertible
  preferred stock.................          --              --            400
Issuance costs related to sale of
  Series D redeemable convertible
  preferred stock.................          --            (106)          (106)
Accretion of Series B and
  Series D redeemable convertible
  preferred stock to redemption
  value...........................          --            (434)          (434)
Exercise of stock options.........          --              --             73
Deferred compensation related to
  stock option grants.............      (1,799)             --             --
Amortization of deferred
  compensation....................         107              --            107
Warrants issued in connection with
  the sale of Series D redeemable
  convertible preferred stock.....          --              --          2,775
Issuance of Series B redeemable
  convertible preferred stock
  warrants........................          --          (1,053)            --
Grants of options to consultants
  (Note 6(b)).....................          --              --              4
Issuance of warrants (Note
  3(b))...........................          --              --             58
Net loss..........................          --          (2,851)        (2,851)
                                       -------        --------       --------
Balance, December 31, 1998........      (1,692)        (11,334)        (4,034)
Accretion of Series B and
  Series D redeemable convertible
  preferred stock redemption
  value...........................          --          (2,576)        (2,576)
Exercise of stock options.........          --              --            835
Exercise of warrant...............          --              --             --
Deferred compensation related to
  stock option grants.............      (3,063)             --             --
Amortization of deferred
  compensation....................       1,127              --          1,127
Conversion of preferred stock into
  common stock....................          --              --         10,889
Common stock issued to the holders
  of Series C convertible
  preferred stock and Series D
  redeemable convertible preferred
  stock in lieu of special
  payments (Note 5)...............          --          (1,819)            --
Initial and secondary public
  offerings of common stock.......          --              --        153,276
Net loss..........................          --         (13,132)       (13,132)
                                       -------        --------       --------
Balance, December 31, 1999........      (3,628)        (28,861)       146,385
Exercise of stock options
  (unaudited).....................          --              --          4,529
Employee stock purchase plan
  (unaudited).....................          --              --          1,883
Options issued in connection with
  acquisition of Toronto
  Technology Group, Inc.
  (unaudited).....................          --              --          2,212
Amortization of deferred
  compensation (unaudited)........         754              --            754
Reversal of deferred compensation
  (unaudited).....................         137              --             --
Net income (unaudited)............          --           7,271          7,271
                                       -------        --------       --------
Balance, September 30, 2000
  (unaudited).....................     $(2,737)       $(21,590)      $163,034
                                       =======        ========       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ART TECHNOLOGY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                                NINE MONTHS
                                                                      YEARS ENDED                  ENDED
                                                                      DECEMBER 31,             SEPTEMBER 30,
                                                              ----------------------------   ------------------
                                                               1997      1998       1999      1999       2000
                                                              -------   -------   --------   -------   --------
                                                                                                (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss).........................................  $(4,228)  $(2,851)  $(13,132)  $(3,655)  $  7,271
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities--
    Stock-based compensation................................       --       107      1,127       823        886
    Noncash interest expense related to issuance of
     warrants...............................................       --        18         40        40         --
    Compensation expense related to issuance of nonqualified
     stock options..........................................       60         4         --        --         --
    Compensation expense related to issuance of restricted
     shares.................................................       --        --         --        --        427
    Deferred income taxes...................................       --        --         --        --        (22)
    Depreciation and amortization...........................      318       347        836       438      2,364
    Loss on disposal of fixed assets........................       --        --        120        --         42
    Changes in assets and liabilities--
      Accounts receivable, net..............................     (537)   (1,575)   (10,221)   (1,998)   (20,040)
      Unbilled services.....................................     (198)      (93)      (491)     (187)      (293)
      Prepaid expenses and other current assets.............       --      (112)    (1,795)   (1,981)    (1,532)
      Accounts payable......................................      346      (128)    10,564     1,589        358
      Accrued expenses......................................       44       827      3,508     2,019     13,105
      Deferred revenue......................................      318       515      7,459     4,183      8,807
                                                              -------   -------   --------   -------   --------
        Net cash (used in) provided by operating
        activities..........................................   (3,877)   (2,941)    (1,985)    1,271     11,373
                                                              -------   -------   --------   -------   --------
Cash Flows from Investing Activities:
  Purchases of marketable securities, net...................       --        --    (24,531)   (3,438)   (51,846)
  Proceeds from sale of fixed assets........................       --        --         --        --         15
  Purchases of property and equipment.......................     (190)     (623)    (5,579)       --    (12,979)
  Decrease in receivable from officer/stockholder...........       --        57         --        --         --
  Acquisition of Petronio Technology Group, Inc.............       --        --         --        --       (600)
  Acquisition of The Toronto Technology Group Inc...........       --        --         --        --     (5,191)
  (Increase) decrease in other assets.......................       (8)     (101)      (690)     (409)       553
                                                              -------   -------   --------   -------   --------
        Net cash used in investing activities...............     (198)     (667)   (30,800)   (3,847)   (70,048)
                                                              -------   -------   --------   -------   --------
Cash Flows from Financing Activities:
  Net proceeds from sale of Series C convertible preferred
    stock...................................................    1,899       400         --        --         --
  Net proceeds from sales of Series D redeemable convertible
    preferred stock.........................................       --     7,394         --        --         --
  Net proceeds from initial and follow-on public offerings
    of common stock.........................................       --        --    153,276    56,177         --
  Proceeds from exercise of stock options...................       10        73        835       415      4,529
  Proceeds from employee stock purchase plan................       --        --         --        --      1,883
  Payments on long term obligations.........................       --        --         --        --     (2,250)
  Payments on notes payable.................................       --        --         --        --       (128)
  Proceeds from line of credit..............................      304     1,496         --        --         --
  Payment on line of credit.................................     (500)   (1,800)        --        --         --
  Proceeds from term loan to a bank.........................      486        --         --        --         --
  Payments on term loan to a bank...........................     (250)     (167)      (319)     (320)        --
  Proceeds from equipment line of credit....................       --       200         --        --         --
  Payments on capital lease obligations.....................       --        --         --      (190)        --
  Payments on equipment line of credit......................       --        --       (200)     (200)        --
                                                              -------   -------   --------   -------   --------
        Net cash provided by financing activities...........    1,904     7,514    153,403    55,882      4,034
                                                              -------   -------   --------   -------   --------
Foreign Exchange Effect on Cash and Cash Equivalents........       --        --         --        --         (5)
Net Increase (Decrease) in Cash and Cash Equivalents........   (2,171)    3,906    120,618    53,306    (54,646)

Cash and Cash Equivalents, Beginning of Period..............    2,358       187      4,093     4,093    124,711
                                                              -------   -------   --------   -------   --------
Cash and Cash Equivalents, End of Period....................  $   187   $ 4,093   $124,711   $57,399   $ 70,065
                                                              =======   =======   ========   =======   ========

                           ART TECHNOLOGY GROUP, INC.

                                 (IN THOUSANDS)


                                                                                                NINE MONTHS
                                                                      YEARS ENDED                  ENDED
                                                                      DECEMBER 31,             SEPTEMBER 30,
                                                              ----------------------------   ------------------
                                                               1997      1998       1999      1999       2000
                                                              -------   -------   --------   -------   --------
                                                                                                (UNAUDITED)
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest..................  $   129   $   143   $     87   $    --   $     --
                                                              =======   =======   ========   =======   ========
Supplemental Disclosure of Noncash Investing and Financing
  Activities:
  Accretion of dividends, discounts and special payments on
    Series B, Series C, and Series D convertible preferred
    stock...................................................  $   153   $   434   $  4,395   $ 4,395   $     --
                                                              =======   =======   ========   =======   ========
  Value ascribed to Series B and Series D redeemable
    convertible preferred stock warrants....................  $    --   $ 3,828   $     --   $    --   $     --
                                                              =======   =======   ========   =======   ========
  Equipment acquired under capital leases...................  $   191   $    87   $     --   $    --   $     --
                                                              =======   =======   ========   =======   ========
  Original issue discount related to warrants issued to a
    bank....................................................  $    --   $    58   $     --   $    --   $     --
                                                              =======   =======   ========   =======   ========
  Conversion of preferred stock into common stock...........  $    --   $    --   $ 13,750   $13,750   $     --
                                                              =======   =======   ========   =======   ========
  Value ascribed to options issued in connection with the
    acquisition of
    The Toronto Technology Group Inc........................  $    --   $    --   $     --   $    --   $  2,212
                                                              =======   =======   ========   =======   ========
In connection with the acquisition of The Toronto Technology
  Group Inc., the
 following non-cash transaction occurred:
  Fair value of tangible assets acquired....................  $    --   $    --   $     --   $    --   $    699
  Intangible assets acquired................................       --        --         --        --      5,124
  Liabilities assumed.......................................       --        --         --        --       (632)
                                                              -------   -------   --------   -------   --------
  Cash paid for acquisition and acquisition costs...........  $    --   $    --   $     --   $    --   $  5,191
                                                              =======   =======   ========   =======   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ART TECHNOLOGY GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Art Technology Group, Inc. (ATG or the Company) is a Delaware company which was incorporated on December 31, 1991. ATG offers an integrated suite of Internet customer relationship management and electronic commerce software applications, as well as related application development, integration and support services.

    The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as described below and elsewhere in the accompanying notes to the consolidated financial statements.

    (a) Principles of Consolidation


       The accompanying consolidated financial statements include the accounts of ATG and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.


    (b) Use of Estimates

       The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


    (c) Interim Consolidated Financial Statements



       The accompanying consolidated balance sheet as of September 30, 2000, the consolidated statements of operations and cash flows for the nine months ended September 30, 1999 and 2000, and the consolidated statement of stockholders' equity (deficit) for the nine months ended September 30, 2000 are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although ATG believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year.



    (d) Public Offerings of Common Stock


       On July 26, 1999, ATG closed its initial public offering of 10,000,000 shares of common stock at a public offering price of $6 per share. The net proceeds to ATG from the offering were approximately $54,302,000. On July 30, 1999, in connection with the exercise of the underwriters' over-allotment option, ATG issued an additional 336,000 shares of common stock at the initial public offering price of $6 per share. Net proceeds to ATG from the exercise of the over-allotment option were approximately $1,875,000. In connection with ATG's initial public offering in July 1999, all shares of preferred stock were converted into 31,419,278 shares of common stock.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       On November 10, 1999, ATG closed its follow-on public offering of 9,000,000 shares of common stock, of which 2,850,000 shares were sold by the Company at a public offering price of $33.75. The net proceeds to ATG from the offering were approximately $91,428,000. On November 22, 1999, in connection with the exercise of the underwriter's over-allotment option, ATG issued an additional 175,840 shares of common stock at the public offering price of $33.75 per share. Net proceeds to ATG from the exercise of the over-allotment option were approximately $5,671,000.



    (e) Revenue Recognition


       ATG recognizes product license revenue from licensing the rights to use its software to end-users. ATG also generates service revenues from integrating its software with its customers' operating environments, the sale of maintenance services and the sale of certain other consulting and development services. ATG generally has separate agreements with its customers, which govern the terms and conditions of its software license, consulting and support and maintenance services. These separate agreements, along with ATG's price list, provide the basis for establishing vendor-specific objective evidence of fair value. This allows ATG to appropriately allocate fair value among the multiple elements in an arrangement, as well as allocate discounts ratably over all elements in an arrangement, except for upgrade rights.


       ATG recognizes revenue in accordance with Statement of Position (SOP)
       No. 97-2, SOFTWARE REVENUE RECOGNITION and SOP 98-9, MODIFICATION OF
       SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. Revenues from software product license agreements are recognized upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. If conditions for acceptance are required subsequent to delivery, revenues are recognized upon customer acceptance if such acceptance is not deemed to be perfunctory. In multiple element arrangements, ATG uses the residual value method in accordance with SOP 97-2 and SOP 98-9. Revenues from software maintenance agreements are recognized ratably over the term of the maintenance period, which is typically one year. ATG enters into reseller arrangements that typically provide for sublicense fees payable to ATG based upon a percentage of ATG's list price. Revenues are recognized under reseller agreements as earned, which is generally ratably over the life of the reseller agreement, for guaranteed minimum royalties or based upon unit sales by the resellers. ATG does not grant its resellers the right of return or price protection. Revenues from professional service arrangements are recognized on either a time-and-materials or percentage-of-completion basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Unbilled services represent service revenues that have been earned by ATG in advance of billings.



    (f) Net Income (Loss) Per Share Information



       Net income (loss) per share is computed under Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. Basic net income
       (loss) per share is computed by dividing

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       net income (loss) available for common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net income
       (loss) available for common stockholders by the weighted average number of shares of common stock outstanding, including potential common shares from conversion of stock options and warrants using the treasury stock method, if dilutive. The following table sets forth basic and diluted income (loss) per share computational data for the periods presented (in thousands, except per share amounts):



                                                                 NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,      -----------------------------
                          ------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                            1997       1998       1999         1999            2000
                          --------   --------   --------   -------------   -------------
Net income (loss)
  available for
  common stockholders...  $(4,442)   $(4,445)   $(17,527)     $(8,050)        $ 7,271
                          =======    =======    ========      =======         =======
Weighted average common
  shares outstanding
  used in computing
  basic net income
  (loss) per share......   17,744     17,934      38,777       30,354          67,055
Weighted average common
  equivalent shares
  outstanding:
  Employee common stock
    options.............       --         --          --           --           6,306
                          -------    -------    --------      -------         -------
Total weighted average
  common and common
  equivalent shares
  outstanding used in
  computing diluted net
  income (loss) per
  share.................   17,744     17,934      38,777       30,354          73,361
                          =======    =======    ========      =======         =======
Basic net income (loss)
  per share.............  $ (0.25)   $ (0.25)   $  (0.45)     $ (0.27)        $  0.11
                          =======    =======    ========      =======         =======
Diluted net income
  (loss) per share......  $ (0.25)   $ (0.25)   $  (0.45)     $ (0.27)        $  0.10
                          =======    =======    ========      =======         =======


------------------------

       (1) Options and warrants to purchase a total of 4,280,000, 11,366,000, 8,348,000 and 3,937,221 common shares have been excluded from the computation of diluted weighted average shares outstanding for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999, as the effect of their inclusion would have been anti-dilutive.



       (2) Options to purchase a total of 3,621,155 weighted shares of common stock outstanding for the nine months ended September 30, 2000 were excluded from the calculation of diluted net income per share because the exercise prices of those options exceeded the average market price of common stock during the periods.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (g) Cash, Cash Equivalents and Marketable Securities



       ATG accounts for investments under Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under SFAS No. 115, investments for which ATG has the positive intent and the ability to hold to maturity, consisting of cash equivalents, are reported at amortized cost, which approximates fair market value. Cash equivalents are highly liquid investments with original maturities of less than 90 days. Marketable securities are investment grade securities with original maturities of greater than 90 days. At December 31, 1999 and September 30, 2000, all of ATG's marketable securities were held in commercial paper and corporate bonds and were classified as held-to-maturity. The average maturity of ATG's marketable securities is approximately 13.6 months and 11.1 months at December 31, 1999 and September 30, 2000, respectively. At December 31, 1999 and September 30, 2000, the difference between the amortized cost and market value of ATG's marketable securities was approximately $24,000 and $26,000, respectively. At December 31, 1998 and 1999 and
       September 30, 2000, ATG's cash, cash equivalents and marketable securities consisted of the following:



                                                  DECEMBER 31,
                                                -----------------   SEPTEMBER 30,
                                                 1998      1999         2000
                                                ------   --------   -------------
                                                         (IN THOUSANDS)
Cash and cash equivalents--
  Cash........................................  $  593   $    884      $ 2,968
  Money market accounts.......................   3,500    123,827       49,932
  Corporate securities........................      --         --       17,165
                                                ------   --------      -------
    Total cash and cash equivalents...........  $4,093   $124,711      $70,065
                                                ======   ========      =======
Marketable securities--
  Corporate securities........................  $   --   $ 24,531      $76,377
                                                ------   --------      -------
    Total marketable securities...............  $   --   $ 24,531      $76,377
                                                ======   ========      =======



    (h) Property and Equipment


       Property and equipment are stated at cost, net of accumulated depreciation and amortization. ATG provides for depreciation and amortization using the straight-line method and it charges to operations the amounts estimated to allocate the cost of the assets over their estimated useful lives.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       Property and equipment at December 31, 1998 and 1999 and September 30, 2000 consisted of the following:



                                                       DECEMBER 31,
                                      ESTIMATED     -------------------   SEPTEMBER 30,
ASSET CLASSIFICATION                 USEFUL LIFE      1998       1999         2000
--------------------                -------------   --------   --------   -------------
                                                              (IN THOUSANDS)
Computer equipment................     3 years       $  638     $3,577       $ 7,823
Leasehold improvements............  Life of lease        25      1,721         6,927
Furniture and fixtures............     7 years          296      1,321         3,170
Computer software.................     3 years          284        530         1,771
Equipment under capital leases....  Life of lease       557         --            --
                                                     ------     ------       -------
                                                      1,800      7,149        19,691
Less--Accumulated depreciation and
  amortization....................                      958      1,684         3,287
                                                     ------     ------       -------
                                                     $  842     $5,465       $16,404
                                                     ======     ======       =======



       Depreciation expense included in the accompanying statements of operations was approximately $318,000, $347,000, $836,000, $438,000 and
       $2,122,000 for the years ended December 31, 1997, 1998, 1999 and for the nine months ended September 30, 1999 and 2000, respectively.



    (i) Research and Development Expenses for Software Products


       ATG has evaluated the establishment of technological feasibility of its products in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. ATG sells products in a market that is subject to rapid technological change, new product development and changing customer needs; accordingly, ATG has concluded that technological feasibility is not established until the development stage of the product is nearly complete. ATG defines technological feasibility as the completion of a working model. The time period during which costs could be capitalized, from the point of reaching technological feasibility until the time of general product release, is very short and, consequently, the amounts that could be capitalized are not material to ATG's financial position or results of operations. Therefore, ATG has charged all such costs to research and development in the period incurred.


    (j) Income Taxes


       ATG accounts for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires ATG to recognize a current tax asset or liability for current taxes payable or refundable and to record a deferred tax asset or liability for the estimated future tax effects of temporary differences and carryforwards to the extent that they are realizable. A deferred tax provision or benefit results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized (see Note 4).

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (k) Stock-Based Compensation


       SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. ATG has determined that it will continue to account for stock-based compensation for employees under the Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and elect the disclosure-only alternative under SFAS No. 123 (see Note 6(b)).


    (l) Comprehensive Income (Loss)


       In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. ATG does not have any components of comprehensive income (loss) besides its reported net loss.


    (m) Fair Value of Financial Instruments


       Financial instruments consist mainly of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, long-term obligations, redeemable convertible preferred stock and convertible preferred stock. The carrying amounts of these instruments approximate their fair value.


    (n) Concentrations of Credit Risk



       SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. ATG has no significant off-balance-sheet concentrations such as foreign exchange contracts, option contracts or other foreign hedging arrangements. To reduce its credit risk, the Company routinely assesses the financial strength of its customers. ATG maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area. ATG places its cash, cash equivalents and marketable securities in several financial institutions. ATG has not experienced any material losses to date.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
      The following table summarizes the number of customers that individually comprise greater than 10% of total revenues and their aggregate percentage of ATG's total revenues, which are derived substantially from customers in the United States:


                                                                            PERCENTAGE OF TOTAL REVENUES
                                  SIGNIFICANT      ------------------------------------------------------------------------------
YEAR ENDED                         CUSTOMERS          A             B             C             D             E             F
----------                        -----------      --------      --------      --------      --------      --------      --------
December 31, 1997...............       3              --            29%           --            --            11%           16%
December 31, 1998...............       3              17%           --            10%           10%           --            --



NINE MONTHS ENDED
-----------------
September 30, 1999..............     2             11%           --            --            11%           --            --



       For the year ended December 31, 1999 and nine months ended September 30, 2000, no customer accounted for more than 10% of total revenues.


       The following table summarizes the number of customers that individually comprise greater than 10% of total accounts receivable and their aggregate percentage of ATG's total accounts receivable:


                                                                               PERCENTAGE OF
                                                                               TOTAL ACCOUNTS
                                                                                 RECEIVABLE
                                                   SIGNIFICANT      ------------------------------------
AS OF                                               CUSTOMERS          A             G             H
-----                                              -----------      --------      --------      --------
December 31, 1998................................       2              19%           12%           --
December 31, 1999................................       1              --            --            12%



       No customer comprised greater than 10% of total accounts receivable at September 30, 2000.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(2) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE



    The Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION in the fiscal year ended December 31, 1998. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions how to allocate resources and assess performance. ATG's chief operating decision-makers, as defined under SFAS No. 131, are the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. To date, the Company has viewed its operations and manages its business as principally one operating segment with two product offerings: software licenses and services. ATG evaluates these product offerings based on their respective gross margins. As a result, the financial information disclosed herein represents all of the material financial information related to ATG's principal operating segment.



    The following table sets forth total revenues by geographical location:



                                                                                          NINE
                                                                                         MONTHS
                                                                                          ENDED
                                                           YEARS ENDED                  SEPTEMBER
                                                           DECEMBER 31,                    30,
                                                  ------------------------------   -------------------
                                                    1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------
North America...................................    100%        96%        93%        97%        78%
Europe, Middle East and Africa..................     --          4          6          3         20
Asia Pacific....................................     --         --          1         --          2
                                                    ---        ---        ---        ---        ---
                                                    100%       100%       100%       100%       100%
                                                    ===        ===        ===        ===        ===



(3) LONG-TERM OBLIGATIONS


(a) Line of Credit with a Bank


    ATG has a working capital line-of-credit agreement with a bank, under which ATG may borrow up to the lesser of $12,500,000 or 80% of eligible accounts receivable, as defined. Borrowings bear interest at the bank's prime rate (9.5% at September 30, 2000). The working capital line of credit is collateralized by substantially all assets of ATG and expires in September 2001. The agreement contains certain covenants, including defined levels of profitability and certain financial ratios. As of September 30, 2000, ATG was in compliance with all covenants. As of September 30, 2000, there were no amounts outstanding under the working capital line of credit and approximately $7,190,000 was available for borrowing. In addition, at September 30, 2000, ATG had letters of credit outstanding in the amount of $5,310,000 (see Note 8(a)).



(b) Non-Recourse Receivables Purchase Agreement with a Bank



    In September 2000, ATG entered into a Non-Recourse Receivables Purchase Agreement with a bank (the Receivables Agreement), whereby ATG can sell up to $10.0 million of its accounts receivable to the bank. Under the terms of the Receivables Agreement, ATG can sell certain

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(3) LONG-TERM OBLIGATIONS (CONTINUED)


    accounts receivable, subject to acceptance by the bank, on a non-recourse basis. Upon purchase, the bank assumes the risk of collection for the acquired accounts receivable except in the event that ATG violates the terms of the Receivables Agreement or the customer asserts a discount, allowance, warranty claim or right of return. The accounts receivable are sold at a discount to reflect a minimum of 45 days and a maximum of 135 days at the bank's prime rate (9.5% at September 30, 2000) plus 1%. In September 2000, the Company sold $9.6 million of accounts receivable to the bank under the Receivables Agreement. The Company has applied SFAS Nos. 125 and 140 to the sale of the accounts receivable and has reduced accounts receivable in the accompanying consolidated balance sheets.



(c) Equipment Line of Credit



    On July 2, 1998, ATG entered into an equipment line of credit with a bank. Under the equipment line of credit, ATG could have borrowed up to $200,000 for capital expenditures. During 1998, ATG borrowed $199,915, all of which was outstanding as of December 31, 1998. Borrowings bore interest at the bank's prime rate plus 1.25%. In July 1999, in connection with ATG's initial public offering, ATG repaid all outstanding amounts under the line of credit.



    In April 1999, ATG entered into an additional equipment line of credit with the same bank. Under the equipment line of credit, ATG may borrow up to $200,000 for capital expenditure purchases. Borrowings bear interest at the bank's prime rate (9.5% at September 30, 2000) plus 0.75%. Interest accrues and is payable monthly. Principal is due in 30 monthly installments following a six-month interest-only period. As of September 30, 2000, there were no amounts outstanding under the equipment line of credit.



(d) Term Note Payable to a Bank



    ATG entered into a term note payable with a bank under which ATG could have borrowed up to $500,000 based upon certain conditions, as defined. Borrowings bore interest at the bank's prime rate plus 1%. During July 1999, in connection with ATG's initial public offering, all amounts were repaid. In connection with the term note payable, ATG issued warrants to purchase 56,296 shares Series C convertible preferred stock to the bank. One warrant provided for the purchase of 46,296 shares at an exercise price of $1.62 per share and the other warrant provided for the purchase of 10,000 shares at an exercise price of $0.01 per share. These warrants vested immediately. ATG valued the warrants at $58,000, using the Black-Scholes option pricing model and the following assumptions: fair market value of $1.62; risk free interest rate of 4.74%; an expected volatility factor of 70%; an expected life of four years; and an expected dividend yield of zero. The warrants were recorded as a debt discount. For the years ended December 31, 1998 and 1999, ATG amortized $18,000 and $40,000, respectively. In July 1999, in connection with ATG's accelerated debt repayment, ATG amortized the remainder of the debt discount. In connection with ATG's initial public offering, the warrants were converted into warrants to purchase 342,970 shares of common stock. In July 1999, the warrants to purchase 342,970 shares of common stock were exercised through a cashless exercise resulting in the net issuance of 314,476 shares of common stock.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(3) LONG-TERM OBLIGATIONS (CONTINUED)


(e) BroadVision Settlement



    In connection with a settlement of the patent infringement claim by BroadVision, ATG acquired a perpetual, paid-up license for BroadVision's patented technology. ATG paid $8,000,000 in February 2000 and will pay the remaining $7,000,000 over the next three years in quarterly installments of $750,000 in fiscal year 2000 and $500,000 in fiscal years 2001 and 2002. At December 31, 1999, these payments are included in the accompanying consolidated balance sheet as follows: $8,000,000 in accounts payable, $4,000,000 in current maturities of long-term obligations and $3,000,000 in long-term obligations. At September 30, 2000, these payments are included in the accompanying consolidated balance sheet as follows: $2,250,000 in current maturities of long-term obligations and $2,500,000 in long-term obligations. ATG expensed $8,000,000 and $1,750,000 of the settlement as cost of revenues in the year ended December 31, 1999 and nine months ended September 30, 2000, respectively, and is amortizing the remainder over its estimated life of three years.



(4) INCOME TAXES



    As of December 31, 1999, ATG had net operating loss carryforwards of approximately $17,908,000 available to reduce future federal and state income taxes, if any. ATG also has available federal tax credit carryforwards of approximately $604,000. If not utilized, these carryforwards expire at various dates beginning 2011. If substantial changes in ATG's ownership should occur, as defined by Section 382 of the Internal Revenue Code (the Code), there could be annual limitations on the amount of carryforwards that can be realized in future periods. ATG has completed several financings since its inception and has incurred ownership changes, as defined under the Code. ATG does not believe that these changes in ownership will have a material impact on its ability to use its net operating loss and tax credit carryforwards.


    Net deferred tax assets consist of the following:


                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
                                                               (IN THOUSANDS)
Net operating loss carryforwards...........................  $ 3,548    $ 7,163
Nondeductible expenses and reserves........................    1,647        584
Tax credits................................................      235        604
                                                             -------    -------
                                                               5,430      8,351
Valuation allowance........................................   (5,430)    (8,351)
                                                             -------    -------
                                                             $    --    $    --
                                                             =======    =======



    Due to ATG's history of operating losses, there is uncertainty surrounding ATG's ability to utilize its net operating loss and tax credit carryforwards and a full valuation allowance has been provided at December 31, 1998 and 1999.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(4) INCOME TAXES (CONTINUED)

    A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:


                                                                      DECEMBER 31,
                                                          ------------------------------------
                                                            1997          1998          1999
                                                          --------      --------      --------
Income tax provision at federal statutory rate......       (34.0)%       (34.0)%       (34.0)%
Increase in tax resulting from state tax provision,
  net of federal benefit............................        (6.0)         (6.0)         (6.0)
Increase in valuation allowance.....................        40.0          40.0          40.0
                                                           -----         -----         -----
Effective tax rate..................................          --%           --%           --%
                                                           =====         =====         =====



    ATG has recorded an income tax provision of $1.7 million for the nine months ended September 30, 2000. The income tax provision is based upon an estimated effective income tax rate of approximately 19% for the year ending December 31, 2000. The estimated effective income tax rate for the year ending December 31, 2000 is based upon numerous assumptions including the estimated level of pretax earnings for the year and an estimate of earnings by tax jurisdiction for the year.


(5) PREFERRED STOCK

    As of December 31, 1998, ATG's Board of Directors had authorized 10,000,000 shares of preferred stock and had designated 1,300,000, 851,064, 2,000,000 and 2,343,750 shares as Series A convertible preferred stock (Series A Preferred Stock), Series B redeemable convertible preferred stock (Series B Preferred Stock), Series C convertible preferred stock (Series C Preferred Stock) and Series D redeemable convertible preferred stock (Series D Preferred Stock), respectively. On July 26, 1999, in conjunction with ATG's initial public offering, all shares of preferred stock were converted into common stock. ATG's Series A, Series B, Series C and Series D Preferred Stock (collectively, Preferred Stock) were issued and converted into common stock, as follows:


                                                                             COMMON
                                      NUMBER OF   PRICE PER     GROSS         STOCK
DESCRIPTION           DATE             SHARES       SHARE      PROCEEDS    EQUIVALENTS
-----------  -----------------------  ---------   ---------   ----------   -----------
Series A     July 1995                1,300,000    $1.385     $  500,500    3,900,000
Series B     December 1996              425,532      7.05      3,000,000    3,285,906
Series C     November and December    1,456,789      1.62      2,360,000    8,875,136
              1997 and April 1998
Series D     August, September and    2,343,750      3.20      7,500,000   15,600,736
              October 1998


    The rights, preferences and privileges of the Preferred Stock were as follows:

    REDEMPTION

    The Series B Preferred Stock was subject to mandatory redemption provisions that required ATG to redeem 25% on December 31, 2001, increasing by 25% annually thereafter, at $7.05 per share (subject to certain dilutive effects, as defined), plus any dividends accrued but unpaid thereon. In addition, the holders of Series D Preferred Stock could have individually requested redemption of

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(5) PREFERRED STOCK (CONTINUED)
    all, but not less than all, of the shares of Series D Preferred Stock held at any time after August 18, 2003.

    DIVIDENDS AND SPECIAL PAYMENTS

    The holders of the Series A, Series B and Series C Preferred Stock were entitled to receive dividends of $0.1925, $0.3525 and $0.08 per share per annum (subject to appropriate adjustment, as defined), payable when and as declared by the Board of Directors. Series B Preferred Stock and Series C Preferred Stock dividends accrued and were cumulative from the date of issuance of each share, whether or not declared.

    The holders of the Series D Preferred Stock generally were not entitled to receive a dividend, except under certain events, including the payment of dividends on another series of preferred stock, as defined.

    Upon the closing of the initial public offering, the holders of the Series D Preferred Stock were entitled to receive, in cash, their pro rata share of an amount equal to $2,411,000 multiplied by 1.33 multiplied by the percentage aggregate ownership expressed as a decimal of the holders of Series D Preferred Stock of ATG's capital stock on a fully diluted and as-converted basis at the time of the relevant event (Series D Special Payment). The Series D Shareholders were only eligible for the Series D Special Payment if the Series B Preferred Stock warrants were exercised.

    If there were funds left over after the Series D Special Payment, the holders of the Series C Preferred Stock were entitled to receive, in cash, their pro rata share of an amount equal to $2,411,000 plus the Series D Special Payment multiplied by 1.33 multiplied by the percentage aggregate ownership expressed as a decimal of the holders of Series D Preferred Stock of the Company's capital stock on a fully diluted and as-converted basis at the time of the relevant event. If there were not enough funds to satisfy the entire dividend, then the holders of Series C Preferred Stock were to share ratably in the remaining funds (Series C Special Payment). The
    Series C Shareholders were only eligible for the Series C Special Payment if the Series B Preferred Stock warrants were exercised and the Series D Special Payment was made in full.

    If there were funds left over after the payment of the initial Series D and Series C Special Payments, the holders of the Series D Preferred Stock were entitled to receive, in cash their pro rata share of an amount equal to the Series C Special Payment multiplied by 1.33 multiplied by the percentage aggregate ownership expressed as a decimal of the holders of Series D Preferred Stock of ATG's capital stock on a fully diluted and as-converted basis at the time of the relevant event (Second Series D Special Payment). If there were not enough funds to satisfy the Second Series D Special Payment, then the holders of Series D Preferred Stock would share ratably in the remaining funds. The Series D Preferred Stockholders were only eligible to receive the Second Series D Special Payment if the Series B Preferred Stock warrants were exercised and the Series D and Series C Special Payments had occurred.

    In conjunction with ATG's initial public offering, the Series D Special Payment, the Series C Special Payment and the Second Series D Special Payment were canceled in exchange for the issuance of 242,500 shares of common stock, which was valued at approximately $1,819,000 and recorded as a dividend.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(5) PREFERRED STOCK (CONTINUED)
    LIQUIDATION PREFERENCE

    In certain events, including liquidation, dissolution or winding up of ATG, the holders of Preferred Stock had a preference in liquidation of $0.3852, $7.05, $1.62 and $3.20 per share (subject to appropriate adjustment, as defined), plus any dividends accrued but unpaid thereon.

    VOTING RIGHTS

    Each holder of outstanding shares of Preferred Stock entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A, Series B, Series C and Series D Preferred Stock held by such holder were then convertible.

    CONVERSION

    Each share of Preferred Stock was convertible at any time at the option of the holder into three shares, 3.96 shares, six shares and three shares of common stock, respectively, adjustable for diluting events, as defined. In addition, if ATG failed to meet certain operating criteria, including cumulative total revenues, product revenues and earnings before interest and taxes for the seven quarters ended December 31, 1999, then the conversion ratio would have increased for the holders of Series D Preferred Stock.

    The conversion ratio for the Series B, Series C and Series D Preferred Stock was adjusted in conjunction with ATG's initial public offering to reflect:
    (1) the cancellation of the Series C and D special payments, (2) the cancellation of the warrants to purchase Series B Preferred Stock and common stock discussed below and (3) the impact of ATG not meeting the criteria specified in the Series D Preferred Stock agreement. The conversion ratio in effect at the time of ATG's initial public offering was 7.72, 6.10 and 6.66 shares of common stock for each share of Series B, Series C and Series D Preferred Stock, respectively. In July 1999, in connection with ATG's initial public offering, all shares of preferred stock were converted into 31,419,278 shares of common stock.

    WARRANTS

    In conjunction with the issuance of the Series B Redeemable Preferred Stock in December 1996, ATG issued to a holder of Series B Preferred Stock a performance-based warrant to purchase up to 425,532 shares of Series B Preferred Stock at $7.05 per share. The performance criteria was based upon sales generated by ATG from the affiliates of the Series B Stockholder. ATG generated negligible revenues from the affiliates of the Series B Stockholder; therefore, the warrant was not measured or recorded. As a condition for obtaining the Series B Stockholder's approval of the terms of the Series D Preferred Stock financing, the warrant was canceled and ATG granted to the Series B Preferred Stockholder a new warrant to purchase 425,532 shares of ATG's Series B Preferred Stock at a purchase price of $1.385 per share, which was immediately exercisable and fully vested. The warrant was to expire on the earlier of: (1) the closing of a public offering of ATG's common stock, as defined, at a price of at least $10 per share resulting in gross proceeds to ATG of at least $10,000,000, (2) the closing of a liquidation, merger, sale of all or substantially all assets of ATG or other similar event, as defined, or (3) August 18, 2003. ATG has

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(5) PREFERRED STOCK (CONTINUED)
    valued this warrant at $1,053,000, using the Black-Scholes option pricing model and the following assumptions: a fair market value of $3.20 per share, a risk-free interest rate of 5.0%, an expected volatility of 70%, an expected life of five years, and an expected dividend yield of zero. ATG has recorded the value of the warrant in the accompanying statement of stockholders' equity (deficit) and as a component of dividends on preferred stock in computing net loss per share.


    In addition, in connection with the issuance of the Series D Preferred Stock, ATG issued to the holders of Series D Preferred Stock, warrants to purchase up to 4,292,650 shares of ATG's common stock at $0.11 per share, adjusted for certain dilutive events, as defined. The warrants were to vest 5% per quarter beginning on September 30, 1998 and expire August 18, 2003. ATG valued these warrants using the Black-Scholes option pricing model and the following assumptions: a fair market value of $3.20 per share, a risk free interest rate of 4.74%, an expected volatility of 70%, an expected life of five years and an expected dividend yield of zero. ATG allocated the consideration received from the sale of the Series D preferred stock of $7,500,000 between the Series D preferred stock and warrants on the basis of the fair value of the individual component at the date of issuance and determined that the warrants were valued at $2,775,000. These warrants were recorded as a discount to the Series D Preferred Stock and were amortized over the redemption period in computing net loss per share. For the years ended December 31, 1999 and 1998, ATG amortized $2,491,000 and $284,000, respectively. The amortization for the year ended December 31, 1999 included the accelerated amortization in connection with the conversion of the Series D Preferred Stock in connection with the initial public offering.


    In conjunction with ATG's initial public offering, the warrants to purchase Series B Preferred Stock and common stock were canceled and the number of shares of common stock issuable upon conversion of the Series B and D Preferred Stock were increased to reflect the shares that would have been received upon exercise of the warrants based upon the initial public offering price.

(6) STOCKHOLDERS' EQUITY (DEFICIT)

(a) Stock Split and Authorized Shares of Common Stock


    On February 28, 2000, ATG's Board of Directors approved a 2-for-1 stock split of ATG's common stock. The split was effective on March 10, 2000. In addition, on May 10, 1999, ATG's Board of Directors approved a 3-for-2 stock split of ATG's common stock. The stock split was effective on June 18, 1999. All share and per share amounts of common stock for all periods have been retroactively adjusted to reflect the stock split. Upon the closing of ATG's initial public offering in July 1999, its certificate of incorporation was amended and restated to, among other things, increase the authorized capital stock to 100,000,000 shares of $0.01 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. In June 2000, the certificate of incorporation was amended to increase the authorized number of shares of $0.01 par value common stock to 500,000,000.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(6) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
(b) Stock Plans

    1996 STOCK OPTION PLAN

    In April 1996, the 1996 Stock Option Plan (the 1996 Plan) was approved by ATG's Board of Directors and stockholders. The purpose of the 1996 Plan is to reward employees, officers and directors, and consultants and advisors to ATG who are expected to contribute to the growth and success of ATG. The 1996 Plan provides for the award of options to purchase shares of ATG's common stock. Stock options granted under the 1996 Plan may be either incentive stock options or nonqualified stock options.

    The 1996 Plan is administered by the Board of Directors, which has the authority to designate participants, determine the number and type of options to be granted, the time at which options are exercisable, the method of payment and any other terms or conditions of the options. Options generally vest annually over a two- to four-year period and expire 10 years from the date of grant.


    While the Board determines the prices at which options may be exercised under the 1996 Plan, the exercise price of an incentive stock option shall be at least 100% (110% for incentive stock options granted to a 10% stockholder) of the fair market value of ATG's common stock on the date of grant. A total of 19,600,000 shares of common stock have been reserved for options to be granted under the 1996 Plan. As of December 31, 1999 and September 30, 2000, there are 1,798,000 shares and 6,123,000 shares, respectively, available for future grant under the 1996 Plan.


    Additionally, in May 1999, ATG granted 150,000 options outside ATG's stock option plans to an executive of ATG.

    1999 OUTSIDE DIRECTOR STOCK OPTION PLAN

    The 1999 Outside Director Stock Option Plan (Director Plan) was adopted by ATG's Board of Directors and approved by stockholders in May 1999. Under the terms of the Director Plan, nonemployee directors of ATG receive nonqualified options to purchase shares of common stock. A total of 300,000 shares of common stock have been reserved under the Director Plan.


    Under the terms of the Director Plan, each currently active nonemployee director received an option to purchase 10,000 shares of common stock on the effective date of the Company's initial public offering at the public offering price. Individuals who become directors after the initial public offering and are not employees of ATG will receive an option to purchase 10,000 shares of our common stock on the date of initial election to ATG's Board of Directors. In addition, each non-employee director will receive an option to purchase 5,000 shares of common stock on the date of each annual meeting of stockholders commencing in the year 2000 at an exercise price per share equal to the closing price of ATG's common stock on the date of grant. All options granted under the Director Plan will be fully vested upon grant. As of December 31, 1999 and September 30, 2000, there are 250,000 shares and 215,000 shares, respectively, available for future grant under the Director Plan.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(6) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan (the Stock Purchase Plan) was adopted by ATG's Board of Directors and approved by stockholders in May 1999. The Stock Purchase Plan authorizes the issuance of up to a total of 1,000,000 shares of ATG's common stock to participating employees. All ATG's employees, including directors who are employees, are eligible to participate in the Stock Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock are not eligible to participate. During each designated semiannual offering period, each eligible employee may deduct between 1% to 10% of base pay to purchase common stock of ATG. The purchase price will be 85% of the closing market price of ATG's common stock on either: (1) the first business day of the offering period or (2) the last business day of the offering period, whichever is lower.

    ATG will account for the Stock Purchase Plan in accordance with APB No. 25 and, accordingly, no compensation cost will be recognized under the Stock Purchase Plan. ATG will elect the "disclosure only" alternative under SFAS No. 123.

    The following table summarizes ATG's option activity:


                                                                                   WEIGHTED
                                                                                   AVERAGE
                                            NUMBER OF SHARES   EXERCISE PRICE   EXERCISE PRICE
                                            ----------------   --------------   --------------
                                               (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Outstanding, December 31, 1996............        2,190        $      .07-.25       $  .09
  Granted.................................        2,524                   .25          .25
  Exercised...............................         (112)              .07-.25          .10
  Canceled................................         (322)              .07-.25          .12
                                                 ------        --------------       ------
Outstanding, December 31, 1997............        4,280               .07-.25          .18
  Granted.................................        3,272                   .25          .25
  Exercised...............................         (442)              .07-.25          .17
  Canceled................................       (1,232)              .07-.25          .22
                                                 ------        --------------       ------
Outstanding, December 31, 1998............        5,878               .07-.25          .22
  Granted.................................        4,960            1.00-52.50        14.52
  Exercised...............................       (1,957)             .07-5.75          .40
  Canceled................................         (543)             .07-5.75         1.20
                                                 ------        --------------       ------
Outstanding, December 31, 1999............        8,338             .07-52.50         8.65
  Granted.................................        3,034          44.00-120.00        76.11
  Exercised...............................       (1,877)           0.07-81.56         2.36
  Canceled................................         (325)           0.25-75.56        12.85
                                                 ------        --------------       ------
Outstanding, September 30, 2000...........        9,170        $  0.06-120.00       $32.18
                                                 ======        ==============       ======
Exercisable, September 30, 2000...........        2,041        $  0.06-120.00       $10.85
                                                 ======        ==============       ======

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(6)  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)


    The following table summarizes information relating to currently outstanding and exercisable options as of September 30, 2000:



                                  OUTSTANDING                                                 EXERCISABLE
-------------------------------------------------------------------------------   -----------------------------------
                                            WEIGHTED AVERAGE
                                                REMAINING           WEIGHTED
  RANGE OF EXERCISE                         CONTRACTUAL LIFE        AVERAGE                          WEIGHTED AVERAGE
        PRICE           NUMBER OF SHARES   (YEARS) OUTSTANDING   EXERCISE PRICE   NUMBER OF SHARES    EXERCISE PRICE
---------------------   ----------------   -------------------   --------------   ----------------   ----------------
                         (IN THOUSANDS)                                            (IN THOUSANDS)
      $.07-$.08                155                 6.2               $  .08              142              $  .08
         .25                 1,945                 7.6                  .25              789                 .25
      1.00-1.33                623                 8.3                 1.15              217                1.13
      1.67-2.00                125                 8.5                 1.79               30                1.84
       4.00-6                2,044                 8.7                 4.83              476                4.89
     11.61-13.41               230                 9.0                13.38               50               13.41
        19.03                  148                 9.0                19.03               25               19.03
        29.02                    2                 9.7                29.02               --                  --
     44.00-57.94             1,894                 9.4                51.78              230               52.18
     67.88-95.00             1,546                 9.7                80.29               82               74.43
    101.94-120.00              458                 9.8               118.05               --                  --
                             -----                                   ------            -----              ------
                             9,170                                   $32.18            2,041              $10.85
                             =====                                   ======            =====              ======



    In the years ended December 31, 1997 and 1998, ATG granted 456,000 and 30,000 nonqualified stock options exercisable at $0.25, which are fully vested, to consultants as payment for services performed. ATG recorded expense for the years ended December 31, 1997 and 1998 related to these grants of $60,000 and $4,000, respectively. ATG valued the 1997 options issued in exchange for services based upon the fair value of the services received. The services were more readily measurable, as ATG had entered into similar transactions in exchange for cash consideration. ATG valued the 1998 options issued in exchange for services based upon the Black-Scholes option pricing model and the following assumptions: a fair market value of $0.81; risk free interest at 4.74%; an expected volatility factor of 70%; an expected life of four years; and an expected dividend yield of zero. The options expire 10 years from the date of grant.



    In connection with certain stock option grants during the years ended December 31, 1998 and 1999, ATG recorded deferred compensation of approximately $1,799,000 and $3,063,000, respectively, which represents the aggregate difference between the exercise price and the fair market value of the common stock, as determined for accounting purposes. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options. ATG recorded compensation expense of $107,000 and $1,127,000 for the years ended December 31, 1998 and 1999, respectively, and $886,000 for the nine months ended September 30, 2000 related to these options.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(6)  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    ATG has computed the pro forma disclosures required under SFAS No. 123 for options granted during the years ended December 31, 1997, 1998 and 1999 using the Black-Scholes option pricing model prescribed by SFAS No. 123, using the following assumptions:



                                                          YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                     1997           1998           1999
                                                 ------------   ------------   ------------
Risk-free interest rate........................         7.00%          5.00%     5.29-6.06%
Expected dividend yield........................            --             --             --
Expected lives.................................       4 years        4 years        4 years
Expected volatility............................           70%            70%            95%
Weighted average fair value of options
  granted......................................  $       0.09   $       0.07   $      10.84
Weighted average remaining contractual life of
  options outstanding..........................    9.21 years     8.40 years     8.90 years


    Had compensation expense for ATG's stock option plan been determined consistent with SFAS No. 123, the pro forma net loss available for common stockholders and pro forma net loss per share would have been as follows:


                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                             1997          1998          1999
                                                         ------------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT SHARE INFORMATION)
Net loss available for common stockholders--
  As reported..........................................    $ (4,442)      $(4,445)     $(17,527)
                                                           ========       =======      ========
  Pro forma............................................    $ (4,578)      $(4,755)     $(20,225)
                                                           ========       =======      ========
Basic and diluted net loss per share--
  As reported..........................................    $  (0.25)      $ (0.25)     $  (0.45)
                                                           ========       =======      ========
  Pro forma............................................    $  (0.26)      $ (0.27)     $  (0.52)
                                                           ========       =======      ========

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(7)  ACQUISITIONS



    On June 1, 2000, ATG completed the acquisition of Petronio Technology Group, a Boston-based provider of educational training and consulting services. ATG acquired Petronio Technology Group for $1,200,000, consisting of an initial payment of $600,000 at the closing and two annual contingent payments of $300,000 each. The acquisition has been accounted for under the purchase method of accounting and the results of operations for Petronio Technology Group have been included in ATG's results beginning of the acquisition date. ATG recorded $600,000 in goodwill that is being amortized over two years and the Company is recognizing the contingent payments as compensation expense ratably over the two-year vesting period.



    On July 17, 2000, ATG completed the acquisition of The Toronto Technology Group Inc., a privately held 30-person consulting and educational services company based in Toronto, Canada, for $12.0 million in cash, options and shares of common stock. The acquisition has been accounted for under the purchase method of accounting. Upon the closing of the transaction, ATG paid
$5.2 million in cash, issued 19,634 employee stock options and also issued 56,237 exchangeable shares of ATG's subsidiary Art Technology Group
(Canada) Inc. The exchangeable shares will become exchangeable for 56,237 shares of ATG's common stock, subject to a three-year vesting schedule. ATG allocated $2.75 million of the purchase price to the acquired workforce which is being amortized over five years. Additionally, ATG will record the value of the stock options and exchangeable shares of $7.5 million as compensation expense over three years. The remainder of the purchase has been allocated to goodwill and will be amortized ratably over five years.



(8)  COMMITMENTS AND CONTINGENCIES



(a) Leases


    In March 1999, ATG entered into a new facility lease for its corporate headquarters that expires in February 2006. Upon occupancy of the new facility, ATG has issued the lessor a letter of credit in the amount of $1,500,000 as a security deposit. The approximate future minimum payments ATG's facility leases and certain equipment operating leases as of December 31, 1999 are as follows:

                                                               OPERATING
YEARS ENDING DECEMBER 31,                                       LEASES
-------------------------                                     -----------
2000........................................................  $ 2,811,000
2001........................................................    2,836,000
2002........................................................    2,886,000
2003........................................................    2,886,000
2004........................................................    2,907,000
Thereafter..................................................    3,854,000
                                                              -----------
  Total future minimum lease payments.......................  $18,180,000
                                                              ===========


    Rent expense included in the accompanying statements of operations was approximately $781,000, $810,000 and $1,752,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $3,856,000 for the nine months ended September 30, 2000.

                           ART TECHNOLOGY GROUP, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(9)  EMPLOYEE BENEFIT PLAN



    Effective January 1, 1997, ATG adopted the Art Technology Group 401(k) Plan (the 401(k) Plan). All employees, as defined, are eligible to participate in the 401(k) Plan. The 401(k) Plan allows eligible employees to make salary-deferred contributions of up to 15% of their annual compensation, as defined, subject to certain Internal Revenue Service limitations. ATG may contribute to the 401(k) Plan at their discretion. No discretionary employer contributions were made to the Plan for the years ended December 31, 1997, 1998, 1999 or the nine months ended September 30, 1999. For the nine months ended September 30, 2000, ATG made a discretionary contribution to the Plan of $641,000.



(10)  ACCRUED EXPENSES



    Accrued expenses at December 31, 1998 and 1999 and September 30, 2000 consist of the following:



                                                             DECEMBER 31,
                                                          -------------------   SEPTEMBER 30,
                                                            1998       1999          2000
                                                          --------   --------   --------------
                                                                     (IN THOUSANDS)
Payroll and related costs...............................   $  600     $3,066        $11,291
Accrued accounts payable................................      293        817          1,335
Other...................................................      327        845          5,828
                                                           ------     ------        -------
                                                           $1,220     $4,728        $18,454
                                                           ======     ======        =======



(11)  VALUATION AND QUALIFYING ACCOUNTS



    The following is a rollforward of ATG's allowance for doubtful accounts (in thousands):



                                           BALANCE AT
                                          BEGINNING OF                            BALANCE AT END
                                             PERIOD      ADDITIONS   DEDUCTIONS     OF PERIOD
                                          ------------   ---------   ----------   --------------
Year Ended December 31, 1997............      $ --        $   21        $  --         $   21
                                              ====        ======        =====         ======
Year Ended December 31, 1998............      $ 21        $  265        $ (36)        $  250
                                              ====        ======        =====         ======
Year Ended December 31, 1999............      $250        $  210        $  --         $  460
                                              ====        ======        =====         ======
Nine Months Ended September 30, 2000....      $460        $2,240        $(535)        $2,165
                                              ====        ======        =====         ======

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission Registration Fee.........  $118,763
National Association of Securities Dealers Inc. Filing
  Fee.......................................................    30,500
Nasdaq National Market Inc. Listing Fee.....................    17,500
Blue Sky Fees and Expenses..................................     5,000
Transfer Agent and Registrar Fees...........................     5,000
Accounting Fees and Expenses................................    75,000
Legal Fees and Expenses.....................................   150,000
Printing Expenses...........................................   125,000
Miscellaneous...............................................    73,237
                                                              --------
    Total...................................................  $600,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Eighth of the registrant's Amended and Restated Certificate of Incorporation provides that no director of the registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article Ninth of the registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the registrant (a) shall be indemnified by the registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him by virtue of his position as a director or officer of the registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the registrant brought against him by virtue of his position as a director or officer of the registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the registrant notice of the action for which indemnity is sought and the registrant has the right to participate in such action or assume the defense thereof.

    Article Ninth of the registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 7 of the Underwriting Agreement, the underwriters are obligated, under circumstances, to indemnify directors and officers of the registrant against liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1.1 hereto.

ITEM 16. EXHIBITS


       EXHIBIT
---------------------
         1.1*                 Form of Underwriting Agreement

         4.1**                Amended and Restated Certificate of Incorporation of the
                                registrant

         4.1(a)***            Certificate of Amendment to the Amended and Restated
                                Certificate of Incorporation of the registrant, effective
                                June 7, 2000

         4.2**                Amended and Restated By-Laws of the registrant

         4.3**                Specimen Certificate for Shares of Common Stock of the
                                registrant

         5.1*                 Opinion of Hale and Dorr LLP

        23.1                  Consent of Arthur Andersen LLP

        23.2*                 Consent of Hale and Dorr LLP, included in Exhibit 5.1

        24.1****              Power of Attorney


------------------------


*   To be filed by amendment.



** Incorporated by reference to the registrant's Registration Statement on Form S-1 (File No. 333-78333).



*** Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.



****Filed previously.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of November 6, 2000.


                                                       ART TECHNOLOGY GROUP, INC.

                                                       By:                /s/ JEET SINGH
                                                            -----------------------------------------
                                                                            Jeet Singh
                                                                     Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated as of November 6, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                   /s/ JEET SINGH
     -------------------------------------------       Chief Executive Officer and Director
                     Jeet Singh                          (PRINCIPAL EXECUTIVE OFFICER)

                          *                            Chief Financial Officer and Vice President,
     -------------------------------------------         Finance (PRINCIPAL FINANCIAL AND ACCOUNTING
                    Ann C. Brady                         OFFICER)

                          *
     -------------------------------------------       Chairman of the Board
                   Joseph T. Chung

                          *
     -------------------------------------------       Director
                   Scott A. Jones

     -------------------------------------------       Director
                   Charles R. Lax

     -------------------------------------------       Director
                  Thomas N. Matlack

     -------------------------------------------       Director
                 Phyllis S. Swersky

                          *
     -------------------------------------------       Director
                  Robert F. Walters


                       /s/ JEET SINGH
           --------------------------------------
                         Jeet Singh
*By:                  Attorney-in-Fact

     EXHIBIT NO.
---------------------       DESCRIPTION
         1.1*               Form of Underwriting Agreement

         4.1**              Amended and Restated Certificate of Incorporation of the
                              registrant

         4.1(a)***          Certificate of Amendment to the Amended and Restated
                              Certificate of Incorporation of the registrant, effective
                              June 7, 2000

         4.2**              Amended and Restated By-Laws of the registrant

         4.3**              Specimen Certificate for Shares of Common Stock of the
                              registrant

         5.1*               Opinion of Hale and Dorr LLP

        23.1                Consent of Arthur Andersen LLP

        23.2*               Consent of Hale and Dorr LLP, included in Exhibit 5.1

        24.1****            Power of Attorney


------------------------


*   To be filed by amendment.



** Incorporated by reference to the registrant's Registration Statement on Form S-1 (File No. 333-78333).



*** Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.



****Filed previously.